UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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USG CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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USG Corporation
550 West Adams Street
Chicago, Illinois 60661

Founded in 1902

March 31, 2011

Dear Fellow Stockholder:

It is a pleasure to invite you to the 2011 USG Corporation annual meeting of stockholders. The meeting will be held at 9:00 a.m., Chicago time, on Wednesday, May 11, 2011 at our corporate headquarters located at 550 West Adams Street, Chicago, Illinois 60661-3676. The attached Notice of Annual Meeting of Stockholders and Proxy Statement discuss the items scheduled for a vote by stockholders at the meeting.

Again this year we are using the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the Internet. As a result, most of our stockholders will receive in the mail a notice regarding availability of the proxy materials for the annual meeting on the Internet instead of paper copies of those materials. The notice regarding availability of proxy materials contains instructions on how to access the proxy materials over the Internet. The notice also contains instructions on how stockholders can receive paper copies of the proxy materials, including a proxy or voting instruction form. This process should expedite stockholders’ receipt of proxy materials, lower the cost of our annual meeting and help to conserve natural resources.

It is important that your shares be represented at the annual meeting, whether or not you plan to attend the meeting. Please vote your shares over the Internet or by telephone. If you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy or voting instruction form you received. Brokers may not vote your shares on the election of directors or the compensation-related matters scheduled for a vote at the meeting in the absence of specific voting instructions from you.

Please vote your shares as soon as possible. This is your annual meeting, and your participation is important.

Sincerely,

William C. Foote
Chairman of the Board

USG CORPORATION
550 West Adams Street
Chicago, Illinois 60661-3676

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

The 2011 USG Corporation annual meeting of stockholders will be held at our corporate headquarters located at 550 West Adams Street, Chicago, Illinois 60661-3676 on Wednesday, May 11, 2011 at 9:00 a.m., Chicago time, for the following purposes:

1. to elect four directors for a three-year term;

2. to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending December 31, 2011;

3. to approve, by advisory vote, the compensation of our named executive officers;

4. to recommend, by advisory vote, the frequency of future votes to approve the compensation of our named executive officers; and

5. to transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Pursuant to our By-laws, any matter to be presented for consideration at the meeting must have satisfied the procedural and legal requirements referred to in the accompanying proxy statement.

Only stockholders of record at the close of business on March 14, 2011 will be entitled to vote at the annual meeting.

An admission ticket (or other proof of stock ownership) and a form of photo identification will be required for admission to the annual meeting. If your shares are registered in your name and you received your proxy materials by mail, please mark the space on your proxy form if you plan to attend the annual meeting. An admission ticket is attached to your proxy form. If your shares are registered in your name and you received or accessed your proxy materials electronically over the Internet, click the appropriate box on the electronic proxy form or follow the telephone instructions when prompted and an admission ticket will be held for you at the registration desk at the annual meeting. If you hold shares through a broker, bank or other nominee, you will be required to present a current statement from that institution reflecting your ownership of shares of our stock, the notice regarding the availability of proxy materials you received or the non-voting portion of the voting instruction form you received.

By order of the Board of Directors,

Ellis A. Regenbogen
Vice President, Associate General Counsel
and Corporate Secretary

March 31, 2011

YOUR VOTE IS IMPORTANT

Brokers may not vote your shares on the election of directors or the compensation-related matters scheduled for a vote at the meeting in the absence of specific voting instructions from you. Please vote your shares promptly by using the Internet or the telephone. If you received a paper copy of a proxy or voting instruction form for the annual meeting by mail, you may submit that form by completing, signing, dating and returning it in the pre-addressed envelope provided.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PRINCIPAL STOCKHOLDERS
PROPOSAL 1 -- ELECTION OF DIRECTORS
NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS FOR A THREE-YEAR TERM TO EXPIRE IN 2014
Directors Continuing in Office (Terms Expiring in 2012)
Directors Continuing in Office (Terms Expiring in 2013)
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION AND ORGANIZATION COMMITTEE REPORT
2010 SUMMARY COMPENSATION TABLE
SUPPLEMENTAL TABLE
2010 GRANTS OF PLAN-BASED AWARDS TABLE
2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
2010 OPTION EXERCISES AND STOCK VESTED TABLE
2010 PENSION BENEFITS TABLE
2010 NONQUALIFIED DEFERRED COMPENSATION TABLE
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
2010 DIRECTOR COMPENSATION TABLE
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES
PROPOSAL 2 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
PROPOSAL 3 -- ADVISORY VOTE REGARDING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
PROPOSAL 4 -- ADVISORY VOTE REGARDING FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS
ADDITIONAL INFORMATION
DEADLINE FOR STOCKHOLDER PROPOSALS
Annex A

USG Corporation
550 West Adams Street
Chicago, Illinois 60661-3676

PROXY STATEMENT

The accompanying proxy is solicited on behalf of the Board of Directors for use at our annual meeting of stockholders to be held on Wednesday, May 11, 2011 in accordance with the accompanying notice. This proxy statement and the accompanying proxy were first made available to our stockholders on or about March 31, 2011.

Q:	What is a proxy statement?

A:	A proxy statement provides you with information related to the matters upon which you are asked to vote as a stockholder to assist you in voting your shares. We are required to make this proxy statement available to you under rules of the Securities and Exchange Commission in connection with our solicitation of your proxy.

Q:	Why did I receive a notice in the mail regarding the Internet availability of the proxy statement and related proxy materials instead of a paper copy of the proxy materials?

A.	Again this year we are using the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the Internet. As a result, most of our stockholders are receiving in the mail a notice regarding the availability of proxy materials on the Internet instead of paper copies of the notice of annual meeting and proxy statement, our 2010 annual report on Form 10-K and letters from our Chairman and our President and Chief Executive Officer. All stockholders receiving the notice will be able to access the notice of annual meeting, proxy statement, annual report and letters over the Internet and to request paper copies of those documents by mail. Instructions on how to access those documents over the Internet or to request paper copies of them may be found in the notice. In addition, the notice contains instructions on how you may request to receive proxy materials in printed form by mail or through e-mail access on an ongoing basis.

Q:	Why did I not receive a notice in the mail about the Internet availability of the proxy statement and related proxy materials?

A:	Stockholders who have previously requested to receive proxy materials in paper form or through e-mail access are being provided copies of the proxy materials in the format previously requested instead of receiving the notice regarding Internet availability of the proxy materials.

Q:	How may I obtain a paper copy of the proxy statement and proxy materials?

A:	Stockholders receiving a notice regarding the Internet availability of the proxy materials will find instructions about how to obtain a paper copy of the proxy materials in the notice. Stockholders receiving e-mail notification of the availability of the proxy materials will find instructions about how to obtain a paper copy of the proxy materials in that e-mail. Stockholders who do not receive a notice or an e-mail will receive a paper copy of the proxy materials by mail.

Q:	Who is entitled to vote at the annual meeting?

A:	All record holders of our common stock at the close of business on our record date of March 14, 2011 are entitled to vote their shares at the annual meeting. On that date, there were 103,180,225 shares of our common stock issued and outstanding and entitled to vote. Each share is entitled to one vote on each matter presented at the annual meeting. The shares of common stock are our only securities entitled to vote at the annual meeting.

Q:	How do I vote?

A:	We have both “stockholders of record,” or “registered stockholders,” and “street name” stockholders. If your shares are registered in your name with Computershare Trust Company, our transfer agent, you are a “stockholder of record” or “registered stockholder.” You are a “stockholder of record,” for example, if you hold a certificate for your shares. If your shares are held in the name of a broker, bank or other nominee, you are a “street name” holder.

Whether you hold shares directly as a stockholder of record or as a street name holder, you may direct how your shares are voted by proxy without attending the annual meeting. There are three ways to vote by proxy:

•	By Internet — You can vote over the Internet at www.proxyvote.com by following the instructions on the notice regarding Internet availability of proxy materials or the proxy or voting instruction form you received;

•	By telephone — You can vote by telephone by calling 1-800-690-6903 and following the instructions on the notice regarding Internet availability of proxy materials or the proxy or voting instruction form you received; or

•	By mail — If you received your proxy materials by mail, you can vote by mail by signing, dating and mailing the enclosed proxy or voting instruction form.

If you are a “street name” holder and you wish to vote your shares in person at the annual meeting, you must obtain a proxy from your broker, bank or other nominee giving you the right to vote your shares at the meeting. If you own share units through the USG Corporation Investment Plan, or Investment Plan, and you are also a stockholder of record, your proxy form will allow you to designate the manner in which you want both the shares registered in your name and the shares represented by your Investment Plan units voted at the annual meeting. If you own share units through the Investment Plan, but you do not own any shares of our common stock as a “stockholder of record,” you will be able to designate the manner in which you want the shares represented by those share units voted at the annual meeting by voting over the Internet, by telephone or by signing, dating and returning the proxy voting form you receive from Broadridge Financial Solutions, or Broadridge.

The Northern Trust Company, as trustee of the Investment Plan, or the Trustee, held 351,470 shares of our common stock on the record date. Only the Trustee, as of the record date, can vote the shares held by the Investment Plan. However, the Investment Plan provides that Investment Plan participants are entitled to instruct the Trustee how the shares allocated to their accounts under the Investment Plan are to be voted. The Investment Plan also provides that unallocated shares and shares for which no instructions are received by the Trustee will be voted by the Trustee in the same proportion as those shares for which instructions are received, unless otherwise required by law. Thus, Investment Plan participants will be exercising power and control as a named fiduciary of the Investment Plan not only over the shares allocated to their own accounts, but also over a portion of the undirected shares. By submitting voting instructions over the Internet, by telephone or by signing and returning the proxy voting form accompanying this proxy statement, an Investment Plan participant will be directing the Trustee to vote the shares allocated to his or her account under the Investment Plan, in person or by proxy, as instructed, at the annual meeting of stockholders. Investment Plan participants may revoke previously submitted voting instructions by filing with Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717, the Investment Plan proxy tabulator, either a written notice of revocation or a properly completed and signed proxy form bearing a later date.

Q:	What does it mean to vote by proxy?

A:	It means that you give someone else the right to vote your shares in accordance with your instructions. We are asking you to give your proxy to our Proxy Committee, comprised of our Chairman and our Corporate Secretary. In this way, you ensure that your vote will be counted even if you are unable to attend the annual meeting.

If you sign and submit your proxy or voting instruction form without giving specific instructions on how to vote your shares, in accordance with the recommendation of the Board of Directors, the Proxy Committee will vote your shares in the following manner:

•	For the election of the Board’s nominees for director;

•	For ratification of the appointment of Deloitte Touche LLP as our independent registered public accountants for 2011;

•	For approval of the compensation of our named executive officers; and

•	For holding future stockholder advisory votes on the compensation of our named executive officers every three years.

Q:	What happens if other matters are presented at the annual meeting?

A:	If other matters are properly presented at the annual meeting, the Proxy Committee will have discretion to vote your shares for you on those matters in accordance with its best judgment if you have granted a proxy. However, we have not received timely notice from any stockholder of any other matter to be presented at the annual meeting.

Q:	What are my choices when voting?

A:	You may cast your vote in favor of electing one or more of the nominees for director or to withhold authority to vote for one or more of the nominees. With respect to the proposal regarding the frequency of future advisory votes on the compensation of our named executive officers, you may cast your vote to recommend that the vote be held every year, every two years or every three years, or you may abstain from voting your shares on such proposal. You may cast your vote for or against, or you may abstain from voting your shares on, each other proposal.

Q:	What if I submit a proxy and later change my mind?

A:	If you have given your proxy and wish to revoke it and change your vote, you may do so by (1) giving written notice to our Corporate Secretary, (2) voting in person at the annual meeting, (3) granting a subsequent proxy over the Internet or by telephone or (4) if you received your proxy materials by mail, submitting another signed proxy form with a date later than your previously delivered proxy.

Q:	What vote is required to approve each matter?

A:	Assuming a quorum is present at the annual meeting, each of the matters specified in the notice of the annual meeting requires the affirmative vote of a majority of the shares actually voted at the meeting in person or by proxy, except that with respect to the proposal regarding the frequency of future advisory votes on the compensation of our named executive officers, the frequency receiving the greatest number of votes (e.g., every one, two or three years) will be considered the frequency recommended by our stockholders.

The advisory vote on the compensation of our named executive officers and the advisory vote on the frequency of future votes on that compensation are non-binding. However, our Board of Directors will review the results of such votes and will take them into account in making determinations concerning executive compensation and the frequency of future votes on the compensation of our named executive officers.

Q:	What constitutes a quorum?

A:	A quorum is present if a majority of the outstanding shares of our common stock is present or represented by proxy at the annual meeting. A quorum is required to conduct the annual meeting.

Q:	How are “broker non-votes” and abstentions treated?

A:	“Broker non-votes” occur when nominees, such as brokers and banks, holding shares on behalf of “street name” owners do not receive voting instructions from those owners regarding a matter and do not have discretionary authority to vote on the matter under the rules of the New York Stock Exchange. Those rules allow nominees to vote in their discretion on “routine” matters, such as the ratification of the appointment of our independent registered public accountants, even if they do not receive voting instructions from the “street name holder”. On non-routine matters, such as the election of directors, the advisory vote on the compensation of our named executive officers and the advisory vote on the frequency of future votes on that compensation, nominees cannot vote unless they receive instructions from the “street name” owner. The failure to receive such instructions as to a non-routine matter results in a broker non-vote. Broker non-votes are counted for purposes of determining whether a quorum is present at the annual meeting, but because they are not votes they will not affect the outcome of the vote on any matter presented at the annual meeting.

Abstentions are counted for purposes of determining whether a quorum is present, but they are not treated as votes cast. Accordingly, abstentions do not affect any of the matters specified in the notice of the annual meeting.

Q:	What if I receive more than one notice or e-mail regarding the Internet availability of the proxy materials or more than one paper copy of the proxy materials?

A:	Receiving more than one notice, e-mail or paper copy means your shares are registered in two or more accounts. To vote all of your shares by proxy, please complete, sign, date and return each proxy and voting instruction form that you receive, or vote the shares in each account to which those forms relate by Internet or telephone, and vote by Internet or telephone the shares in each account for which you receive a notice or e-mail regarding Internet availability of the proxy materials and do not request and receive a proxy or voting instruction form.

Q:	Who will count the vote?

A:	A representative or representatives of Broadridge will count the votes and serve as Inspector of Election. The Inspector of Election will be present at the annual meeting.

Q:	Who pays the cost of this solicitation?

A:	USG is paying the cost of this proxy solicitation. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses they incur in forwarding proxy material to “street name” holders.

Q:	What if I have a question regarding my shares or my mailing address?

A:	If you are a registered stockholder, please contact Computershare Trust Company directly at 250 Royall Street, Canton, Massachusetts 02021. If you are a “street name” holder, please contact your broker, bank or other nominee directly.

Important Notice Regarding the Availability of the Proxy Materials for the
Stockholder Meeting to be held on
May 11, 2011

This proxy statement and our 2010 annual report on Form 10-K are available to you on the Internet at www.proxyvote.com.

PRINCIPAL STOCKHOLDERS

The following table provides information regarding the beneficial ownership of our common stock by all persons known by us to be the beneficial owner of more than 5% of our common stock on the record date. This information is based upon statements on Schedule 13D or 13G or Form 3 or 4 filed by those persons with the Securities and Exchange Commission.

Name and Address	Amount of
of Beneficial Owner	Beneficial Ownership	Percent of Class

Berkshire Hathaway Inc. (a)	43,387,981	33.51
1440 Kiewit Plaza Omaha, Nebraska 68131
Fairfax Financial Holdings Limited (b)	15,565,930	13.90
95 Wellington Street West, Suite 800 Toronto, Ontario, Canada M5J 2N7
C & G Verwaltungs GmbH (c)	14,757,258	14.30
Am Bahnhof 7 97346 Iphofen Federal Republic of Germany

(a)	The number of shares shown as beneficially owned includes 17,072,192 shares held by National Indemnity Company, a Nebraska insurance corporation (“NICO”), which is an indirect subsidiary of Berkshire Hathaway, Inc., a Delaware corporation (“Berkshire”), and 26,315,789 shares that may be acquired upon conversion of the $300 million of our 10% contingent convertible senior notes due 2018 held by Berkshire Hathaway Life Insurance Company of Nebraska, a Nebraska corporation (“BH Nebraska”), Berkshire Hathaway Assurance Corporation, a New York corporation (“BH Assurance”), and General Re Life Corporation, a Connecticut corporation (“General Re Life”), all of which are affiliates of Berkshire, at the current conversion price of $11.40 per share. BH Nebraska is the holder of $160 million of the notes, which are currently convertible into 14,035,087 shares of our common stock, BH Assurance is the holder of $90 million of the notes, which are currently convertible into 7,894,737 shares of our common stock, and General Re Life is the holder of $50 million of the notes, which are currently convertible into 4,385,965 shares of our common stock. Warren E. Buffett, an individual, may be deemed to control Berkshire, which controls OBH Inc., a Delaware Corporation and direct subsidiary of Berkshire that is the direct parent of NICO (“OBH”), NICO, BH Nebraska, BH Assurance and General Re Life. Mr. Buffett, Berkshire and OBH may be considered to have beneficial ownership of the shares held by NICO. Mr. Buffett, Berkshire, OBH and NICO share voting and investment power with respect to the shares held by NICO. Mr. Buffett and Berkshire may be considered to have beneficial ownership of the notes held by BH Nebraska, BH Assurance and General Re Life. NICO is the direct parent of BH Nebraska and BH Assurance, and it and OBH also may be considered to have beneficial ownership of the notes held by BH Nebraska and BH Assurance. Kolnische Ruckversicherungs-Gesellschaft AG, a company formed under the laws of Germany and an indirect subsidiary of Berkshire that is the direct parent of General Re Life (“Cologne Re”), General Reinsurance Corporation, a Delaware corporation and an indirect subsidiary of Berkshire that is the direct parent of Cologne Re (“General Reinsurance”), and General Re Corporation, a Delaware corporation and a direct subsidiary of Berkshire that is the direct parent of General Reinsurance (“General Re”), also may be considered to have beneficial ownership of the notes held by General Re Life. Each of BH Nebraska, BH Assurance and General Re Life shares voting and investment power with respect to the notes it holds. Mr. Buffett, Berkshire, NICO and OBH share voting and investment power with respect to the notes held by BH Nebraska and BH Assurance, and Mr. Buffett, Berkshire, Cologne Re, General Reinsurance and General Re share voting and investment power with respect to the notes held by General Re Life.

(b)	The number of shares shown as beneficially owned includes 8,771,930 shares that may be acquired upon conversion of the $100 million of our 10% contingent convertible senior notes due 2018 held by affiliates of Fairfax Financial Holdings Limited, a Canadian Corporation (“Fairfax”), at the current conversion price of $11.40 per share. Fairfax, V. Prem Watsa, an individual, 1109519 Ontario Limited, an Ontario, Canada corporation, The Sixty Two Investment Company Limited, a British Columbia, Canada corporation, and

810679 Ontario Limited, an Ontario, Canada corporation, have shared voting and dispositive power with respect to all of the reported shares. Odyssey America Reinsurance Corporation, a Connecticut corporation, has shared voting and dispositive power with respect to 6,536,144 of the reported shares.

(c)	C & G Verwaltungs GmbH, a limited liability company organized under the laws of the Federal Republic of Germany (“C&G”), is an indirect subsidiary of Gebr. Knauf Verwaltungsgesellschaft KG, a limited partnership organized under the laws of the Federal Republic of Germany (“Gebr. Knauf”) controlled by members of the Knauf family. Hans Peter Ingenillem and Martin Stürmer are the general managers of C&G, and Mr. Ingenillem and Manfred Grundke are the general partners of Gebr. Knauf. C&G and Gebr. Knauf both report that they have sole voting and dispositive power with respect to all of the reported shares.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors currently consists of 11 directors divided into three classes, with each class elected for a three-year term. Four nominees comprise the class of directors to be elected at the annual meeting. The other two classes will be elected in 2012 and 2013.

The four candidates nominated by the Board for election as directors at the annual meeting are identified below. If any of those nominees becomes unavailable prior to the annual meeting, the Board will reduce the size of the Board to eliminate that position, nominate a candidate in place of the unavailable nominee, in which case all shares represented by proxies received by the Board will be voted for election of the substitute nominee, unless authority to vote for all candidates nominated by the Board is withheld, or leave the position vacant until a later date.

Director Independence

The listing standards of the New York Stock Exchange, or NYSE, require that a majority of our directors and all members of our Audit, Compensation and Organization and Governance Committees be independent. Our Corporate Governance Guidelines provide that, as a matter of policy, at least 80% of our directors should be independent in accordance with the NYSE listing standards and our By-laws and Corporate Governance Guidelines.

Under the NYSE listing standards, a director is considered independent only if the Board “affirmatively determines that the director has no material relationship with . . . [us] (either directly or as a partner, stockholder or officer of an organization that has a relationship with . . . [us]).” A director is not independent if the director does not meet certain standards specifically set out in the NYSE listing standards.

The independence standards in our Corporate Governance Guidelines provide that if a director (or any entity of which he or she is a director, officer or holder of 10% or more of the outstanding ownership interest) and we have any relationship that accounts for more than 1% of our or the other entity’s annual revenue and/or expenses, or a 5% ownership interest by one in the other, that director will not be independent. Members of legal, accounting or auditing firms providing services to us are also not independent under our By-laws.

Using the standards for determining the independence of its members described above, and based upon information provided by each of our directors and the nominee for election at the annual meeting who is not currently a director, Gretchen R. Haggerty, and the recommendation of the Governance Committee of our Board of Directors, the Board has determined that Ms. Haggerty and each of our directors, except Mr. Foote, our Chairman, and Mr. Metcalf, our President and Chief Executive Officer, is independent as defined by the NYSE listing standards and our By-laws and Corporate Governance Guidelines.

In making this determination, the Board considered the following transactions, relationships and arrangements involving the directors and nominee identified below that are not otherwise required to be disclosed in this proxy statement under the Securities and Exchange Commission’s rules:

•	Robert L. Barnett is a director of a corporation from which we purchase plant equipment;

•	W. Douglas Ford is a director of a corporation from which we purchased, and to which we sold, products in 2010;

•	Gretchen R. Haggerty is an executive officer of a corporation from which we purchase rail transportation services;

•	William H. Hernandez is a director of a corporation from which we purchase communication equipment;

•	Brian A. Kenney is an executive officer and a director of a corporation from which we lease railcars;

•	Richard P. Lavin is an executive officer of a corporation from which we lease and purchase plant equipment; and

•	Steven F. Leer is a director of a corporation from which we purchase rail transportation services and serves on the board of the National Association of Manufacturers with Mr. Metcalf.

Director Nominees and Directors Continuing in Office

Set forth below is information regarding the nominees for election as directors and information regarding the directors in each class continuing in office after the annual meeting. Robert L. Barnett, who has been a director since May 1990 and whose term as a director expires at the 2011 annual meeting, is not standing for re-election at the 2011 annual meeting in accordance with our director retirement guidelines. The Board has nominated Gretchen R. Haggerty to fill the vacancy that will result from Mr. Barnett’s retirement.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
FOR A THREE-YEAR TERM TO EXPIRE IN 2014

The Board of Directors recommends a vote FOR the election of each of the nominees for director.

GRETCHEN R. HAGGERTY, 55, has been Executive Vice President and Chief Financial Officer of United States Steel Corporation for more than the past five years. Ms. Haggerty is standing for election at the 2011 annual meeting for the first time.

RICHARD P. LAVIN, 58, has been Group President of Caterpillar Inc. since 2007. He has responsibility for that company’s Earthmoving and Excavation Divisions, its Asia Pacific Distribution Division, its China Division and Caterpillar Japan Ltd. Prior to becoming Group President, Mr. Lavin served Caterpillar Inc. as Vice President, Asia Pacific Manufacturing Operations and Chairman of Shin Caterpillar Mitsubishi Ltd. Mr. Lavin has been a director since November 2009. He is a member of the Board’s Audit and Finance Committees.

MARVIN E. LESSER, 69, has been Managing Partner of Sigma Partners, L.P., a private investment partnership, and President of Alpina Management, LLC, an investment advisor, for more than the past five years. He is a director of Golfsmith International Holdings, Inc. and St. Moritz 2000 Fund, Ltd. During the past five years, he also was a director of Pioneer Companies, Inc. and DUSA Pharmaceuticals, Inc. Mr. Lesser has been a director since May 1993. He is a member of the Board’s Audit and Compensation and Organization Committees.

JAMES S. METCALF, 53, is our President and Chief Executive Officer. He was elected Chief Executive Officer effective January 1, 2011. He served as our President and Chief Operating Officer from January 2006 until becoming Chief Executive Officer. He is a director of Molex Incorporated and the National Association of Manufacturers. Mr. Metcalf has been a director since May 2008.

Directors Continuing in Office (Terms Expiring in 2012)

JOSE ARMARIO, 51, has been Group President, McDonald’s Canada and Latin America of McDonald’s Corporation since February 2008. He became President, Latin America of McDonald’s Corporation in 2003. He previously served as Senior Vice President and International Relationship Partner for McDonald’s Corporation and as director of Ronald McDonald House Charities in Latin America. Mr. Armario is a director of the International Advisory Board and President’s Council of the University of Miami. He also is a director of the Council of the Americas — New York and The Chicago Council of Global Affairs and is a board member of the Mexican Chamber of Commerce. Mr. Armario has been a director since January 2007. He is a member of the Board’s Audit and Compensation and Organization Committees.

W. DOUGLAS FORD, 67, retired as Chief Executive, Refining & Marketing, of BP Amoco p.l.c. and Managing Director of BP p.l.c. in 2002. He is a director of Air Products and Chemicals, Inc. and Suncor Energy Inc. He also is a Trustee of the University of Notre Dame. During the past five years, he also was a director of UAL Corporation. Mr. Ford has been a director since November 1996. He is Chair of the Board’s Governance Committee and a member of its Compensation and Organization Committee.

WILLIAM H. HERNANDEZ, 62, retired as Senior Vice President, Finance and Chief Financial Officer of PPG Industries, Inc. in 2009 after having served in that position for more than the past five years. He is a director of Eastman Kodak Company, Black Box Corporation and Albermarle Corporation. Mr. Hernandez has been a director since September 2009. He is a member of the Board’s Audit and Finance Committees.

Directors Continuing in Office (Terms Expiring in 2013)

LAWRENCE M. CRUTCHER, 68, is a member of the Board of Advisors, and previously was Managing Director, of Veronis Suhler Stevenson, a private equity and structured capital fund manager. Mr. Crutcher has been a director since May 1993. He is Chair of the Board’s Finance Committee and is a member of its Governance Committee.

WILLIAM C. FOOTE, 60, has been our Chairman for more than the past five years. He was also our Chief Executive Officer until January 2011. Mr. Foote is Chairman of the Board of The Federal Reserve Bank of Chicago and a director of Walgreens Co. and Kohler Co. He is a Trustee of the Museum of Science and Industry in Chicago, a life Trustee of Northwestern Memorial Health Care and a member of the Civic Committee of The Commercial Club. Mr. Foote has been a director since March 1994.

STEVEN F. LEER, 58, has been Chairman and Chief Executive Officer of Arch Coal, Inc., a coal producing company, since April 2006. Prior thereto, he was President and Chief Executive Officer of that company. Mr. Leer is a director of Norfolk Southern Corporation, the Western Business Roundtable and the Mineral Information Institute. He also is a director and past Chairman of the Center for Energy and Economic Development, the National Coal Council and the National Mining Association. He is a delegate to the Coal Industry Advisory Board of the International Energy Agency in Paris, a director of the Greater St. Louis Area Boy Scouts of America and a member of the boards of the National Association of Manufacturers and the Business Roundtable. Mr. Leer has been a director since June 2005. He is Chair of the Board’s Compensation and Organization Committee and is a member of its Finance Committee.

BRIAN A. KENNEY, 51, is Chairman, President and Chief Executive Officer of GATX Corporation. Mr. Kenney was elected Chairman of the Board of GATX Corporation in October 2005 after having been elected Chief Executive Officer in April 2005 and President in October 2004. Mr. Kenney serves on the Board of Trustees of the Shedd Aquarium in Chicago and the Advisory Board for the Kellogg Institute of International Studies at the University of Notre Dame. Mr. Kenney has been a director since February 2011. He is a member of the Board’s Audit and Finance Committees.

As evidenced by the director biographical information provided above, our directors have significant experience in chief executive or other senior level operating, financial, private investment and/or investment management positions. Five of our directors have been a director and/or senior executive of USG for more than 14 years and two more have been directors for more than four years. As a result of their tenure, these directors have extensive familiarity with us and our industry, which provides them with a longer-term perspective to advise regarding strategic, operational and financial issues associated with the cyclicality of our business. Messrs. Hernandez and Lavin, who joined our Board in 2009, and Mr. Kenney, who joined our Board this year, have many years experience in cyclical businesses that we believe will assist the Board in management’s development and implementation of our growth strategies.

Seven of our 11 directors also serve as a director of other public companies, which provides them with diverse experiences that can enhance their contribution to our Board governance practices. Also, Messrs. Armario and Hernandez, who are of Hispanic descent, and Ms. Haggerty, if elected, provide ethnic and gender diversity to our Board that supports our commitment to diversity as a core value in our efforts to attract and retain a diverse workforce as well as to enhance our relationship with an increasingly diverse customer base.

Specific experience, qualifications, attributes and skills of our current directors and Ms. Haggerty considered by the Governance Committee as part of its review of our Board’s membership and in connection with its nomination of the candidates for election to the Board at this meeting include the following:

•	Mr. Armario — more than four years’ service as a director and extensive consumer products marketing, branding and Latin American markets expertise gained in his roles at McDonald’s Corporation;

•	Mr. Crutcher — almost 18 years as a director, Board leadership as chair of the Finance Committee and former chair of the Governance Committee and a private equity investor’s perspective regarding capital allocation, capital markets strategy, balance sheet management and cost control;

•	Mr. Foote — service as our Chairman and Chief Executive Officer for more than 15 years, as a director for 17 years and an employee for over 25 years and the insights regarding business and market conditions he provides to the Board as a result of his other corporate board positions and his service as Chairman of The Federal Reserve Bank of Chicago;

•	Mr. Ford — more than 14 years as a director, Board leadership as chair of the Governance Committee and former chair of the Corporate Affairs Committee, corporate governance insights from his service as a director of two other public companies and his professional background in operations and the energy industry, which he applies to assist management in the development of its plant operating efficiency and sustainability programs;

•	Ms. Haggerty — more than seven years as chief financial officer of United States Steel Corporation, as well as her substantial international and cyclical business experience;

•	Mr. Hernandez — more than 15 years as chief financial officer of PPG Industries, Inc. and substantial experience as a board member and chair of the Audit Committee of a Fortune 500 company;

•	Mr. Kenney — more than six years as Chairman, President and Chief Executive Officer of GATX Corporation, extensive finance and international investment experience, corporate governance insights from his service at GATX Corporation and the similarity of the cyclical nature of our business and GATX Corporation’s business, which provides Mr. Kenney with an understanding of the challenges recent economic conditions present for our businesses;

•	Mr. Lavin — management oversight of Caterpillar Inc.’s largest operating division and that company’s operations in China, India, Japan and the Asia-Pacific region, as well as his diverse legal and human resources background;

•	Mr. Leer — over five years as a director, Board leadership as chair of the Compensation and Organization Committee, corporate governance insights from his service as Chairman and Chief Executive Officer of Arch Coal, Inc. and as a director of another public company and particular insights regarding business conditions and developments in the United States from his service on the boards of the National Association of Manufacturers and the Business Roundtable;

•	Mr. Lesser — almost 18 years as a director, corporate governance insights from his service as a director of several other public companies, including one that he currently serves as a director, and his investment manager’s perspective on the analysis of corporate performance and the domestic and global economic environments; and

•	Mr. Metcalf — service as our President and Chief Executive Officer, and previously as our President and Chief Operating Officer for five years, and as an executive officer for more than 10 of his almost 30 years with USG, with direct management responsibility during his career for our North American Gypsum, Building Products Distribution and Worldwide Ceilings businesses, governance insights from his service as a director of another public company and particular insights regarding business conditions and developments in the United States from his service on the board of the National Association of Manufacturers.

Additionally, the Governance Committee considered the qualities for directors set out in our Corporate Governance Guidelines and the cooperative manner in which the directors interact and conduct the Board’s deliberations.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Meetings of the Board of Directors

The Board held seven meetings, and its committees held a total of 26 meetings, during 2010. Each director attended at least 75% of the meetings of the Board and the committees on which he or she served.

Two executive sessions of the Board are required to be held annually by our Corporate Governance Guidelines. One executive session was held in February 2010 and conducted by the Chair of the Compensation and Organization Committee to review Mr. Foote’s performance in 2009 and to consider his compensation for 2010. A second session was held in November 2010 and conducted by the Chair of the Governance Committee primarily to review the results of the Board’s self evaluation process. Unscheduled executive sessions may be held at the request of one or more directors. The directors attending those executive sessions select a presiding director for them. During 2010, additional executive sessions were held in March and May to discuss Chief Executive Officer succession, board leadership and related issues.

Board Leadership

Our Corporate Governance Guidelines provide that it is the Board’s policy that the matter of whether the Chairman and Chief Executive Officer positions should be separate is one to be considered when a new Chief Executive Officer is selected, unless the Board believes consideration of the matter is warranted at another time based on then — existing circumstances. Pursuant to action taken by the Board in September 2010, Mr. Metcalf succeeded Mr. Foote as our Chief Executive Officer effective at the beginning of this year, with Mr. Foote continuing to serve as executive Chairman of the Board, a position he has held since 1996.

The Board determined that it was appropriate to split the Chairman and Chief Executive Officer positions at this time, with Mr. Foote continuing as executive Chairman, to allow Mr. Metcalf to focus on his new responsibilities as Chief Executive Officer during the ongoing downturn in our business, to continue to benefit from Mr. Foote’s experience and expertise as our long-tenured Chairman and Chief Executive Officer in helping to set and lead board discussions of strategic issues and to allow the Board time to consider its leadership structure. The Board believes having both the Chairman and the Chief Executive roles held by directors who are not independent is appropriate taking into consideration Mr. Foote’s and Mr. Metcalf’s established working relationships and open communication with our independent directors, the significant board-level experience of our independent directors as a whole, the strong independent leadership and accountability to stockholders provided by more than 80% of our directors being independent, the independent leadership provided by our Committee chairs and our Board culture in which directors are able to debate different points of view and reach consensus in an efficient manner.

The Governance Committee continues to consider the Board’s leadership structure, including whether to continue to separate the Chairman and Chief Executive Officer positions and, if so, whether the Chairman should be chosen from among the independent directors, or whether to recombine the Chairman and Chief Executive Officer positions and, if so, whether to appoint a lead independent director and what the responsibilities of that director would be.

Committees of the Board of Directors

The Board has four standing committees. They are the

•	Audit Committee,

•	Compensation and Organization Committee,

•	Finance Committee, and

•	Governance Committee.

Each committee has a charter that requires its members to be “independent” as defined in the New York Stock Exchange listing standards and our By-laws and Corporate Governance Guidelines. The following table indicates the current members of each Board committee.

Compensation
and
Name	Audit		Organization	Finance		Governance

Jose Armario	x		x
Robert L. Barnett	x	*				x
Lawrence M. Crutcher				x	*	x
W. Douglas Ford			x			x	*
William H. Hernandez	x			x
Brian A. Kenney	x			x
Richard P. Lavin	x			x
Steven F. Leer			x *	x
Marvin E. Lesser	x		x

*	Chair

Audit Committee

The Audit Committee’s responsibilities include

•	assisting the Board in monitoring the integrity of our financial statements, our compliance with financial reporting and related legal and statutory requirements and the independence and performance of our internal and external auditors, and

•	selecting and employing, subject to ratification by our stockholders, a firm of independent registered public accountants to audit our financial statements and internal control over financial reporting each year, which firm is ultimately accountable to the Audit Committee and the Board.

The Board of Directors has determined that each of the members of the Audit Committee is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The Board has also determined that each member of the Audit Committee is independent as defined by the applicable New York Stock Exchange and Securities and Exchange Commission rules. The Audit Committee met seven times during 2010.

Compensation and Organization Committee

The Compensation and Organization Committee’s responsibilities include

•	reviewing and making recommendations to the Board regarding management organization, succession and development programs, and the election of Corporation officers,

•	reviewing and approving, or recommending for approval, officers’ salaries, incentive compensation and bonus awards,

•	making, itself or through a subcommittee, the decisions required by a committee of the Board under all equity compensation plans we have adopted, and

•	reporting to the Board changes in salary ranges for all major position categories and changes in our retirement, group insurance, investment, management incentive compensation and other benefit plans.

The Compensation and Organization Committee met eight times during 2010.

Finance Committee

The Finance Committee’s responsibilities include

•	providing review and oversight of, and making recommendations to the Board regarding, financing requirements and programs, operating and capital expenditures budgets, relationships and communications with banks, other lenders and creditors and stockholders, dividend policy and acquisitions, divestitures and significant transactions affecting our capital structure and ownership,

•	reporting to the Board periodically regarding the funding and investment performance of our qualified retirement plans and authorizing necessary or desirable changes in actuarial assumptions for funding those retirement plans, and

•	considering any other matters as may periodically be referred to the Committee by the Board.

The Finance Committee met six times during 2010.

Governance Committee

The Governance Committee’s responsibilities include

•	making recommendations to the Board concerning the size and composition of the Board and its committees,

•	recommending nominees for election or reelection as directors,

•	considering other matters pertaining to Board membership, such as the compensation of non-employee directors, and

•	evaluating Board performance and assessing the adequacy of, and compliance with, our Corporate Governance Guidelines and Code of Business Conduct.

The Governance Committee met five times during 2010.

Stockholder Nominee Recommendations and Criteria for Board Membership

The Governance Committee considers director nominee recommendations submitted by our stockholders. Director nominee recommendations from stockholders must be in writing and include a brief account of the nominee’s business experience during the past five years, including principal occupations and employment during that period and the name and principal business of any corporation or organization of which the nominee is a director. Stockholder director nominee recommendations should be sent to the Governance Committee, USG Board of Directors, c/o Corporate Secretary, 550 West Adams Street, Chicago, Illinois 60661-3676. Recommendations may be submitted at any time, but will not be considered by the Governance Committee in connection with an annual meeting unless received on or before the date prior to the annual meeting determined as provided in our By-laws. The director nominee recommendation submission deadline for the 2012 annual meeting of stockholders is described under “Deadline for Stockholder Proposals” on page 55 of this proxy statement.

Our process for reviewing and selecting new director nominees involves seeking out a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, USG and our stockholders. Desired qualities for our directors, including those recommended for nomination by our stockholders, are described in our Corporate Governance Guidelines and on our website www.usg.com. Those qualities include high-level leadership experience in business activities, ability and willingness to contribute special competencies to Board activities and personal attributes such as integrity, willingness to apply sound and independent business judgment and assume broad fiduciary responsibility and awareness of a director’s vital contribution to our corporate image. Additional search criteria may be determined by the Governance Committee. We do not have a formal policy with regard to the consideration of diversity in identifying directors. Our Corporate Governance Guidelines provide that candidates for Board membership will be considered without regard to race, color, religion, sex, ancestry, national origin or disability. When seeking new director candidates, the Governance Committee considers the subject matter expertise and geographic experience of existing Board members to determine whether a candidate with a particular expertise or experience set would be desirable. The Committee seeks to have a mix of directors with experience in one or more areas relevant to our businesses, including operations, manufacturing, marketing, finance, technology and innovation and international, as well as experience with cyclical businesses. Depending on current Board membership, it may also decide to seek a qualified candidate who is female or adds to the ethnic diversity of the Board.

Generally, to fill a vacancy or to add an additional director, the Governance Committee retains an executive search firm to assist in identifying and recruiting appropriate candidates. Any director candidate selected by this process or as a result of a stockholder recommendation is expected to meet with a number of directors, including the Chair of the Governance Committee, prior to any decision to nominate the candidate for election to the Board.

Communications with Directors

Stockholders and other interested parties may send communications to our directors as a group or individually by addressing them to the director or directors at USG Corporation, c/o Corporate Secretary, 550 West Adams Street, Chicago, IL 60661-3676. Stockholder communications will be reviewed by the Corporate Secretary for relevance to our business and then forwarded to the intended director(s), if appropriate. Stockholders may meet directors before or after the annual meeting. As a matter of policy, all directors are expected to attend the annual meeting. All of our current directors attended the 2010 annual meeting.

Risk Oversight

The NYSE Listing requirements provide that our Audit Committee must discuss our guidelines and policies that govern the process by which we assess and manage our exposure to risk. Consistent with this requirement, the Audit Committee’s charter provides that the Committee’s responsibilities include discussing our risk assessment and risk management policies. This discussion takes place at least once each year as part of our review of our enterprise risk management (ERM) program. That review includes discussion of management delegations of responsibility for the principal financial, governance, legal and operational risk exposures identified as part of our ERM program and delegations of responsibility for oversight of those risks to Board committees and/or the full Board. The Board committees consider risks related to matters within the scope of their responsibilities as part of their regular meeting agendas, and the committee chairs report to the full Board regarding matters considered by their committees following each committee meeting. Management also formally reviews strategic risks with the full Board at least once each year, typically as part of our strategic planning review with the Board. The Board also reviews individual risks as they relate to specific issues presented to the Board throughout the year.

In early 2010 management conducted, and in early 2011 it updated and reviewed with the Compensation and Organization Committee, a risk assessment of our compensation policies and practices for all employees, including our executive officers. As part of its assessment, management reviewed our compensation programs for certain design features that commentators have identified as having the potential to encourage excessive risk-taking, including

•	too much focus on equity awards,

•	total compensation opportunity that is overly weighted toward annual incentives,

•	highly leveraged payout curves and uncapped payouts,

•	unreasonable goals or thresholds, and

•	steep payout cliffs at certain performance levels that may encourage short-term business decisions to meet payout thresholds.

In its assessment, management noted several design features of our compensation programs that reduce the likelihood of excessive risk-taking, including

•	the program design for executive officers and other senior managers provides a balanced mix of cash and equity awards, annual and long-term incentives and operating and financial performance metrics that promote a focus on long-term performance without undue emphasis on short-term results,

•	maximum payout levels under most of our annual incentive programs are capped at 200% of target, or par,

•	our annual incentive programs provide for payouts assuming achievement of a threshold level of performance, rather than requiring an “all or nothing” achievement of targeted performance,

•	the Compensation and Organization Committee has downward discretion over annual incentive program payouts,

•	the annual incentive program for our executive officers, and the agreements evidencing their 2009, 2010 and 2011 equity awards, allow the Board to “clawback” payments made to them under certain circumstances,

•	we use restricted stock units as well as stock options and performance shares in our long-term incentive plan because the restricted stock units retain value in a depressed market so that their holders are less likely to take unreasonable risks than they would to get or keep options “in the money”, and

•	the time-based vesting of equity awards coupled with stock ownership requirements for our executive officers and other senior managers aligns the interests of the holders of those awards with the interests of our stockholders.

Based on its assessment, management concluded that our compensation programs promote value creation, do not encourage excessive risk and are not reasonably likely to have a material adverse effect on us. The Compensation and Organization Committee and its consultant concurred with that conclusion based on management’s review of its assessment with them.

Corporate Governance

Our By-laws, Corporate Governance Guidelines and Code of Business Conduct, and the charters of our Board committees, are posted on our website www.usg.com.

In January 2006, in connection with the rights offering we effected to finance a portion of the payments required by our plan of reorganization, we entered into an equity commitment agreement with Berkshire Hathaway Inc., our largest stockholder, to provide a backstop commitment with respect to the rights offering. In connection with that commitment, Berkshire Hathaway acquired 6,969,274 shares of our common stock. We also entered into a shareholder’s agreement with Berkshire Hathaway pursuant to which it agreed to vote 469,274 of those shares, an additional 3,602,918 shares it has acquired subsequent to the rights offering and certain other shares it acquires in the future on all matters submitted to our stockholders, other than approval of a stockholder rights plan, in the same proportion as shares owned by all stockholders are voted. The shareholder’s agreement also includes restrictions on Berkshire Hathaway’s ownership of our common stock and acquisition proposals it may make.

In addition, we have a stockholder rights plan that became effective in January 2007. The plan helps to protect our net operating loss carryforwards and to prevent an acquisition of control without payment of an appropriate control premium to our stockholders. Under the plan, if any person becomes the beneficial owner of 15% or more of our voting stock, stockholders other than the 15% triggering stockholder will have the right to purchase additional shares of our common stock at half the market price, thereby diluting the triggering stockholder. The plan also provides that, during the seven-year standstill period under our shareholder’s agreement with Berkshire Hathaway, its (or certain of its affiliates) acquisition of shares of our common stock will not trigger the rights to the extent Berkshire Hathaway complies with the terms of the shareholder’s agreement and, following that seven-year standstill period, acquisitions of our common stock by any of them will not trigger the rights unless Berkshire Hathaway or its affiliates acquire beneficial ownership of more than 50% of our voting stock on a fully diluted basis.

The rights plan will expire on January 2, 2017. However, our Board of Directors has the power to accelerate or extend the expiration date of the rights. In addition, a Board committee composed solely of independent directors will review the rights plan at least once every three years to determine whether to modify the plan in light of all relevant factors. The first review was conducted in November 2009 and the next review is required by the end of 2012.

More information about, and copies of, the agreements referred to in this section and other related agreements are included in reports or statements we filed with the Securities and Exchange Commission on January 30, 2006, February 28, 2006, December 21, 2006 and December 5, 2008.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information as of the record date regarding beneficial ownership of our common stock by each director and nominee for director, each executive officer named in the Summary Compensation Table and all directors, nominees and executive officers as a group, including any shares held by executive officers through the Investment Plan.

	Common Shares
	Beneficially Owned,	Shares Subject to
	Excluding Shares	Vested Options and
	Subject to Options	Options and
	and Restricted	Restricted Stock	Deferred	Total Beneficial
	Stock Units	Units that Vest	Stock Units	Stock and Stock
Name	(a)	Within 60 Days	(b)	Unit Holdings	Percent of Class

Jose Armario	813	0	37,919	38,732	*
Robert L. Barnett	17,406	0	0	17,406	*
Lawrence M. Crutcher	21,175	0	0	21,175	*
Richard H. Fleming	109,322	125,259	0	234,581	*
William C. Foote(c)	203,532	571,178	0	774,710	*
W. Douglas Ford(d)	10,356	0	21,960	32,316	*
Christopher R. Griffin	10,775	35,636	0	46,411	*
Gretchen R. Haggerty	0	0	0	0	*
William H. Hernandez	15,000	0	0	15,000	*
Brian A. Kenney	0	0	0	0	*
Fareed A. Khan	9,904	47,649	0	57,553	*
Richard P. Lavin	0	0	0	0	*
Steven F. Leer	3,545	0	40,106	43,651	*
Marvin E. Lesser	18,166	0	7,254	25,420	*
James S. Metcalf	130,081	186,679	0	316,760	*

All directors and executive officers as a group (26 persons)(e)	710,431	1,355,424	107,239	2,173,094	2.08

*	Less than one percent

(a)	Unless otherwise noted, each individual or member of the group has sole voting power and investment power with respect to the shares shown in this column.

(b)	Indicates the non-voting deferred stock units credited to the account of the individual director or members of the group under current and past director compensation programs. The units increase and decrease in value in direct proportion to the market value of our common stock and are paid in cash or stock following termination of Board service.

(c)	Includes 10,000 shares held by Mr. Foote’s spouse and 1,000 shares held for the benefit of his children. Mr. Foote disclaims beneficial ownership with respect to all of those shares.

(d)	Includes 628 shares Mr. Ford holds in joint tenancy with his spouse as to which he shares voting power and investment power.

(e)	Includes 2,000 shares held by an executive officer in joint tenancy with his wife as to which the executive officer shares voting power and investment power.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures Regarding Related Party Transactions

Our Code of Business Conduct provides that all of our employees, including our executive officers, and our directors, must avoid “conflicts of interest” — situations where their personal interest may be inconsistent with our interest and may interfere with the employee’s or director’s objectivity in making business decisions on our behalf.

A conflict of interest may exist, for example, when an employee, officer or director (or one of their family members) has a financial interest in a company with which we do business or if an employee, officer or director in a position to influence business dealings with a company (a) has a direct or indirect interest in that company that would reasonably be viewed as significant to that person and (b) the amount of business done between us and that company is significant.

All of our employees and directors are required to report conflicts of interest so that we may address the situation properly. After disclosure, some conflicts of interest can be resolved through implementing appropriate controls for our protection. Where an appropriately disclosed conflict of interest is minor and not likely to adversely impact us, we may consent to the activity. In other cases where appropriate controls are not feasible, the person involved will be requested not to enter into, or to discontinue, the relevant transaction or relationship.

All of our executive officers and other salaried employees are required to disclose actual or potential conflicts of interest in which they may be personally involved in an annual certification reviewed by our Internal Audit and Legal Departments. In addition, all of our executive officers are required to disclose actual or potential conflicts of interest by quarterly certifications. Employees who complete these certifications are also required promptly to report in writing to the Internal Audit Department any conflict of interest situations that arise during the period between certifications.

Conflict of interest situations reported by employees are addressed by our Business Ethics Committee made up of representatives from our Internal Audit, Legal and Human Resources Departments, and, where appropriate, by senior management. If the conflict of interest involves one of our executive officers, the situation will be addressed by our Board of Directors or the Audit Committee of the Board. Quarterly reports of conflicts of interest and the resolution of them are provided to our Disclosure Committee and Chief Executive Officer in accordance with our disclosure controls and procedures.

We recognize that directors may be connected with other organizations with which we have business dealings from time to time. Under our Corporate Governance Guidelines, it is the responsibility of each director to advise the Chairman of the Board and the Governance Committee of the Board, through its Chair, of any affiliation with public or privately held businesses or enterprises that may create a potential conflict of interest, potential embarrassment to us, or possible inconsistency with our policies or values. Directors are also to advise the Chairman of the Board and the Governance Committee in advance of accepting an invitation to serve on the board of another public company.

We annually solicit information from our directors in order to monitor potential conflicts of interest. In accordance with our Corporate Governance Guidelines, any actual or potential conflict of interest involving a director will be investigated by the Governance Committee, with management assistance as requested, to determine whether the affiliation or transaction reported impairs the director’s independence and whether it is likely to adversely impact us. If the Committee determines that the director’s independence would be impaired, or the affiliation or transaction would likely impact us adversely, the director would generally be asked not to enter into, or to discontinue, the reported relationship or to resign from the Board. In other circumstances, the Committee will generally determine what, if any, controls, reporting and/or monitoring procedures are appropriate for our protection as a condition for approving the reported relationship or transaction. Relationships that give rise to potential conflicts of interest are generally not considered to adversely impact us if they are not required to be disclosed pursuant to Item 404(a) of the Securities and Exchange Commission’s Regulation S-K because

•	the amount involved in the transaction is less than $120,000,

•	the director’s only relationship to the other party involved in the transaction is as a director,

•	the director’s interest arises solely from the ownership of our stock and all holders of our stock received the same benefit on a pro rata basis,

•	the transaction involves rates or charges determined by competitive bids, or

•	the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

The foregoing policies and procedures apply to transactions involving our directors and executive officers and their immediate family members required to be reported under Item 404 (a) of Regulation S-K. Pursuant to a written directive issued by our Chairman, transactions required to be reported under that Item involving holders of more than 5% of our common stock are subject to review by an officer at the level of Executive Vice President or above to determine whether they are on an arm’s-length basis.

Compensation of all of our executive officers is approved by our Compensation and Organization Committee or the Board of Directors and compensation of our directors is approved by the Board.

Issuance of Convertible Senior Notes

In November 2008, we issued $400 million aggregate principal amount of 10% Contingent Convertible Senior Notes due 2018 to affiliates of Berkshire Hathaway Inc. and Fairfax Financial Holdings Limited. In connection with the issuance of notes, we entered into separate securities purchase agreements and registration rights agreements with Berkshire Hathaway and Fairfax. Pursuant to the securities purchase agreements, Berkshire Hathaway and Fairfax have the right, for so long as they own any notes, to participate in any of our future issuances of common stock, subject to certain exceptions. In the event we issue common stock, Berkshire Hathaway and Fairfax may each purchase up to that portion of the common stock being issued that equals their ownership percentage in our common stock prior to such issuance (assuming conversion of their notes).

Under the registration rights agreements, we granted Berkshire Hathaway and Fairfax demand and piggyback registration rights with respect to all of the notes and shares of common stock held by them and specified affiliates from time to time. The registration rights agreements entitle each of Berkshire Hathaway and Fairfax to make three demands for registration of all or part of the notes or common stock held by them and their affiliates, subject to certain conditions and exceptions. The registration rights agreements also provide that, subject to certain conditions and exceptions, if we propose to file a registration statement under the Securities Act of 1933, as amended, with respect to an offering of securities on a form that would permit registration of the notes or shares of common stock that are held by Berkshire Hathaway, Fairfax or the specified affiliates, then we will offer Berkshire Hathaway, Fairfax and their specified affiliates the opportunity to register all or part of their notes or shares of common stock on the terms and conditions set forth in the applicable registration rights agreement. The registration rights agreement with Berkshire Hathaway amended and restated the registration rights agreement we entered into with Berkshire Hathaway in January 2006.

The securities purchase agreements and registration rights agreements were approved by our Board of Directors. More information about, and copies of, the agreements referred to in this section and other related agreements are included in a report we filed with the Securities and Exchange Commission on November 26, 2008.

Shareholder’s Agreement with Berkshire Hathaway

In connection with the equity commitment agreement we entered into with Berkshire Hathaway in January 2006, we entered into a shareholder’s agreement with Berkshire Hathaway pursuant to which Berkshire Hathaway agreed, among other things, that for a period of seven years following completion of our rights offering, except in limited circumstances, it will not acquire additional beneficial ownership of our voting securities if, after giving effect to the acquisition, it would own more than 40% of our voting securities on a fully diluted basis. Berkshire Hathaway further agreed that, during that seven-year period, it would not solicit proxies with respect to our securities or submit a proposal or offer involving a merger, acquisition or other extraordinary transaction unless the proposal or offer is

•	requested by our Board, or

•	made to the Board on a confidential basis and is conditioned on approval by a majority of our voting securities not owned by Berkshire Hathaway and a determination by the Board as to its fairness to stockholders and, if the proposed transaction is not a tender offer for all shares of common stock or an offer for the entire company, is accompanied by an undertaking to offer to acquire all of our shares of common stock outstanding after completion of the transaction at the same price per share as was paid in the transaction.

Under the shareholder’s agreement, for the same seven-year period, we agreed to exempt Berkshire Hathaway from our existing or future stockholder rights plans to the extent that Berkshire Hathaway complies with the terms and conditions of the shareholder’s agreement. If there is a shareholder vote on a stockholder rights plan that does not contain this agreed exemption, Berkshire Hathaway may vote without restriction all the shares it holds to approve or disapprove the proposed stockholder rights plan. On all other matters, Berkshire Hathaway is required to vote certain of the shares it owns as described under “Corporate Governance” on page 14 of this proxy statement. We and Berkshire Hathaway also agreed that, after the seven-year standstill period ends, during the time that Berkshire Hathaway owns our equity securities, Berkshire Hathaway will be exempted from our stockholder rights plans, except that our stockholder rights plans may require that Berkshire Hathaway does not acquire (although it may continue to hold) beneficial ownership of more than 50% of our voting securities, on a fully diluted basis, other than pursuant to an offer to acquire all shares of our common stock that is open for at least 60 calendar days.

The equity commitment agreement and shareholder’s agreement were approved by our Board of Directors.

Transactions with Principal Stockholders

We purchase products, principally fiberglass and insulation, and services, including pipeline services, and lease equipment from subsidiaries of Berkshire Hathaway in the ordinary course of our business. The aggregate amount of those purchases and lease transactions in 2010 was approximately $16.6 million. We also sold products to subsidiaries of Berkshire Hathaway during 2010 in the aggregate amount of approximately $1.2 million. We purchase insulation from affiliates of Gebr. Knauf in the ordinary course of business. Those purchases aggregated approximately $15.2 million in 2010. We sold approximately $550,000 of products to affiliates of Gebr. Knauf in 2010. We are a partner with an affiliate of Gebr. Knauf in a joint venture that manufactures and markets cement-based panels in Europe and the former Soviet Union. The joint venture had sales of approximately $30.9 million in 2010.

We and our subsidiary L&W Supply Corporation are defendants, along with many other companies that include affiliates of Gebr. Knauf, in lawsuits relating to Chinese-made wallboard installed in homes. The lawsuits claim that the Chinese-made wallboard is defective and emits sulfur gases causing, among other things, an odor and corrosion of certain metal surfaces. Most of the lawsuits also allege that the Chinese-made wallboard causes health problems. L&W sold some of the allegedly defective wallboard primarily in the Florida region in 2006. The Chinese wallboard that L&W distributed was manufactured primarily by Knauf Plasterboard (Tianjin) Co. Ltd., or KPT, and two other Chinese affiliates of Gebr. Knauf. L&W has resolved some of the customer and homeowner claims relating to allegedly defective Chinese-made wallboard sold by L&W by paying a portion of the remediation costs for the homes at issue. In 2010 and early 2011, L&W was reimbursed approximately $4.1 million by an affiliate of Gebr. Knauf for a portion of L&W’s costs incurred in resolving claims relating to wallboard manufactured by KPT, and L&W expects to be reimbursed approximately $1.2 million by an affiliate of Gebr. Knauf in the second quarter of 2011 for a portion of L&W’s costs incurred in resolving additional claims. In addition, in March 2011 L&W and Gebr. Knauf and their respective affiliates executed an agreement that limits L&W’s liability for all other pending and future property damage claims relating to homes to which L&W delivered wallboard manufactured by KPT. In accordance with the terms of the agreement, an affiliate of Gebr. Knauf will fund a substantial portion of the costs of resolving these property damage claims for homes covered by the agreement, and L&W’s liability for such claims is currently estimated to be approximately $2.5 million.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

This section of the proxy statement contains information regarding our executive and director compensation programs and policies. In particular, it describes the application of our executive compensation policies to our named executive officers, who are the individuals named in the Summary Compensation Table on page 35 of this proxy statement. Our named executive officers for 2010 are the individuals who served as our Chief Executive Officer and Chief Financial Officer during that year and our three other executive officers who received the most compensation for 2010. The information is organized as follows:

•	Compensation Discussion and Analysis: Contains a discussion of our compensation philosophy and objectives, a description of the specific types of compensation we provide to our executive officers, information regarding how our compensation policies were applied to our named executive officers for 2010 and other information that we believe may be useful to investors;

•	Executive Compensation Tables: Provides information regarding the amounts or value of various types of compensation paid to or earned by our named executive officers and related information;

•	Potential Payments upon Termination or Change in Control. Provides information regarding amounts that could become payable to our named executive officers following specified events; and

•	2010 Director Compensation Table. Contains information regarding the amounts or value of the compensation paid to our non-employee directors for 2010 and related information.

The first three parts of this section described above are intended to be read together. For background information regarding the Compensation and Organization Committee of our Board of Directors and its responsibilities, please see “Committees of the Board of Directors — Compensation and Organization Committee” on page 11 of this proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

USG’s executive compensation program is designed to attract, motivate and retain talented executives with the skills required to develop and implement our long-term strategic and annual operating objectives to create value for our stockholders. The program seeks to align the interests of management with those of stockholders through a combination of base salary, annual and long-term incentive compensation awards, retirement and other benefits and limited perquisites. Generally, about 70% of compensation opportunity for our executive officers as a group is variable based on achievement of earnings, annual operating and financial targets and total stockholder return.

Compensation Governance

Our executive compensation practices include governance features that support our pay for performance philosophy, including

•	the Compensation and Organization Committee of our Board of Directors is comprised solely of independent directors with whom stockholders may communicate as discussed under “Communications with Directors” on page 13 of this proxy statement,

•	the Compensation and Organization Committee’s consultant, Towers Watson, is retained directly by the Committee and performs no other consulting services for us other than relating to broad-based benefit plans and our casualty insurance programs, for which other services its aggregate 2010 fees were approximately $75,000, and

•	the Compensation and Organization Committee has reviewed compensation-related risk with management and Towers Watson and concurs in management’s conclusion that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on us.

These governance practices are complemented by specific compensation program elements designed to align the program with stockholder interests and encourage management not to take excessive risks, including

•	compensation recoupment, or “clawback”, provisions that will allow our Board of Directors to recoup excess incentive compensation paid to an executive officer if our financial statements are restated due to fraud or intentional wrongdoing of the executive officer,

•	a minimum EBITDA threshold that must be satisfied before any payouts can be made under our annual Management Incentive Program,

•	a limit on the payout under the annual Management Incentive Program to a maximum of two times the par, or target, incentive award,

•	stock ownership guidelines for our executive officers and non-employee directors, as described on pages 32 and 49, respectively, of this proxy statement, and

•	prohibitions on our executive officers engaging in speculative transactions involving our securities, including buying or selling puts or calls and short sales.

In addition, payouts under the annual Management Incentive Program for 2011 will not be made until we report a consolidated adjusted operating profit, as described in more detail under “Annual Incentive” beginning on page 28 of this proxy statement.

2010 Financial Performance and Executive Compensation

Our businesses are cyclical in nature and sensitive to changes in general economic conditions, in particular the conditions in the North American housing and construction-based markets. Those markets have experienced an extended downturn since 2006 and remained weak during 2010, although there were signs of stabilization in some of them. As a result of those adverse market conditions, our net sales have declined in each of the past four years, including a 9% decrease in 2010 following a 30% decrease in 2009. We have been scaling back our operations and taking other actions to reduce costs and improve operating efficiencies in response to market conditions. As a result of these actions and better than plan performance in some of our businesses, despite the year-over-year decreases in net sales, as reflected in the following table, we have reduced our adjusted operating loss by almost $40 million, or 20%, since 2008. In addition, our stock price more than doubled between December 31, 2008 and December 31, 2010.

	2010	2009	2008
	($ in millions, except per share amounts)

Net sales	$2,939	$3,235	$4,608
Adjusted operating loss*	$(150)	$(159)	$(188)
Operating loss	$(260)	$(185)	$(512)
Closing stock price per share on December 31	$16.83	$14.05	$8.04

*	Adjusted operating loss excludes the following: for 2010, restructuring and long-lived asset impairment charges of $110 million; for 2009, restructuring and long-lived asset impairment charges of $80 million, goodwill and other intangible asset impairment charges of $43 million and litigation settlement income of $97 million; and for 2008, restructuring and long-lived asset impairment charges of $98 million and goodwill and other intangible asset impairment charges of $226 million.

Our results for 2010 reflect

•	record or near record safety, quality and customer satisfaction performance,

•	better than target performance for our domestic and international manufacturing businesses, reflecting strong gross margin performance for our ceilings, surfaces and substrates product lines,

•	better than target wallboard cost performance,

•	the successful market introduction of Sheetrock Brand UltraLight Panels as a result of our continued focus on innovation, and

•	enhancement of our liquidity position as a result of our continued focus on working capital and our sale of $350 million of senior unsecured notes.

During 2010, we also announced our Chief Executive Officer succession plans, which were implemented effective January 1, 2011, and took other steps to solidify succession plans for senior management leadership positions in finance and operations.

A significant portion of compensation opportunity for our executives varies based on financial and operating performance. Actual compensation for 2010 for our named executive officers reflects the adverse market conditions in which our businesses have been operating, our financial performance for the past several years and the key compensation decisions and other factors described below.

•	Base Salary — No annual merit salary increases were approved for our named executive officers in 2010 for the second consecutive year, and none were approved for 2011. Messrs. Griffin and Khan both received salary increases in connection with their promotions during 2010 and Mr. Metcalf’s salary was increased effective January 1, 2011 in connection with his election as Chief Executive Officer.

•	Annual Incentive Awards — Forty percent of the target award under our annual Management Incentive Program is based on net earnings. No payout was made under this segment of that Program for the third consecutive year in 2010. The balance of the target award is based on achievement of annual operating and financial objectives. In 2010, we were able to achieve, and in some cases exceed, our annual operating and financial objectives. As a result, awards to our named executive officers for 2010 under our annual Management Incentive Program ranged from 52.3% to 84.9% of target, or par, and averaged 65.9% of par. These awards reflect the outstanding performance in several of our businesses and our enhancement of our financial flexibility. We gave our executive officers the option of receiving some or all of their annual incentive awards for 2010 in shares of our common stock. Of our named executive officers, Mr. Metcalf elected to receive all of his 2010 award in stock and Messrs. Fleming and Griffin elected to receive one-half of their awards in stock. The annual Management Incentive Program and payouts for 2010 are discussed in more detail beginning on page 28 of this proxy statement.

•	Long-Term Incentive Awards — We valued annual equity awards made in February 2010 at levels approximately equal to the levels of the equity awards we granted in 2008 after an almost 50% reduction in our equity award values in 2009 (the decrease in award values in 2009 compared to 2008 for our comparator companies was approximately 17%). Special equity awards were made during the year to Messrs. Fleming, Griffin and Khan for retention and succession-related purposes that increased the total value of their 2010 awards. The performance of our stock during the past several years reflects the adverse conditions in our markets, particularly the weak levels of demand for gypsum wallboard. The performance shares we award as part of our long-term incentive awards vest based on our total shareholder return relative to that of the Dow Jones U.S. Construction and Materials Index over a three-year period. Because our stock price has remained depressed relative to the performance of the Index, all performance shares granted in 2008 and 2007, for which the three-year performance periods expired on December 31, 2010 and December 31 2009, respectively, were forfeited. Our stock price remains significantly below the exercise price of all outstanding stock options granted before 2009. These earlier options are, and throughout 2010 were, “out of the money.” They will not provide realizable economic benefit to their holders unless the market price of our common stock exceeds their exercise price. Additionally, all outstanding restricted stock units awarded before 2009 have a value substantially below their grant date value.

Compensation Philosophy and Objectives

USG’s executive compensation philosophy is to provide a competitive total compensation package that aligns the interests of management with those of stockholders, motivates management to achieve our long-term strategic and annual operating objectives and enables us to attract and retain talented executives.

We align management’s interests with those of our stockholders by using equity-based long-term incentive awards, including awards that vest only upon the achievement of performance objectives, maintaining stock ownership guidelines and restricting hedging activity. We also align management’s interests with those of stockholders by basing targeted annual incentive awards on our consolidated net earnings and on selected key operational and financial metrics.

We motivate management to achieve our strategic growth and annual operating objectives through compensation programs that reward performance. Our programs are designed with the intent that generally 70% of compensation opportunity for our executive officers as a group is variable based on achievement of earnings, annual operating and financial targets and total stockholder return. The percentage of compensation opportunity that is variable is highly dependent on the level of equity-based long-term incentive awards. The annual operating and financial targets are selected to motivate management to take actions that benefit both short-term operating and long-term strategic objectives.

We attract and retain talented managers by ensuring that compensation opportunity is competitive in relation to similar positions in similar organizations. In setting compensation opportunity for our executive officers, we use the median level of compensation opportunity for a comparator group of companies as the reference point. We generally seek to set the compensation opportunity for an individual executive officer within a band of 75% to 125% of the median based on the executive officer’s performance, experience, skill and related factors. We also adjust compensation levels based on internal equity to appropriately reward the contributions of our executives and to facilitate succession planning objectives.

We implement our executive compensation philosophy through the following programs:

Program	Description	Participants	Objectives Achieved

ANNUAL CASH COMPENSATION

Base Salary	Annual cash compensation based on competitive market data and individual performance	All salaried employees	Reward Performance Market Competitive Compensation

Annual Management Incentive Program	Annual incentive awards based on net earnings and annual achievement of operating and financial performance objectives	All executive officers and approximately 265 other managers	Reward Performance Market Competitive Compensation Stockholder Alignment

LONG-TERM INCENTIVE COMPENSATION

Long-Term Incentive Plan	Equity-based incentives, including stock options, restricted stock units and/or performance shares. The awards vary based on position, individual performance, potential and competitive practice.	All executive officers and approximately 225 other managers	Stockholder Alignment Reward Performance Market Competitive Compensation Retention

BENEFITS / PERQUISITES

Retirement, Health and Welfare Benefits	Retirement and investment plans, medical, dental, vision and other welfare benefits	All employees	Market Competitive Compensation Retention

Executive Benefits and Other Perquisites	Death, disability and personal liability insurance, financial planning, company automobile and other benefits	All executive officers and certain other senior managers	Market Competitive Compensation Retention

In addition to these compensation programs, we provide two types of employment security agreements for our executive officers. Employment Agreements provide compensation if an executive officer is involuntarily terminated without cause. Change-In-Control Severance Agreements provide executive officers compensation if there is a change in control and the executive officer is either involuntarily terminated without cause or the executive leaves for “good reason,” as defined in the agreements. These agreements help us to attract and retain talented executives, protect our intellectual property, reduce the potential for employment litigation and avoid the loss of executives to our competitors and other corporations.

Committee Position on Incentives and Excessive Risk

The Compensation and Organization Committee, or Committee, of our Board of Directors believes that the design of our compensation programs, as a result of their balance between salary, short-term incentives and long-term incentives, does not encourage management to take excessive risks to maximize earnings or meet performance objectives in a single year at the expense of our long-term objectives. Our annual Management Incentive Program, or Program, has a mix of financial and operating objectives and includes a limitation on the amount of payments and the “clawback” feature described under “Executive Summary — Compensation Governance” beginning on page 19 of this proxy statement. Our Long-Term Incentive Plan uses a variety of equity compensation awards (stock options, restricted stock units and performance shares) that have extended vesting periods and provide different incentives. It also includes a “clawback” feature. Together with our stock ownership guidelines (discussed on page 32 of this proxy statement) and a prohibition on speculative transactions involving our securities), this balanced array of incentives encourages management to achieve both short-term operating and financial and long-term strategic objectives. The Committee and its consultant annually review a risk assessment of our compensation programs, and they believe that these programs do not create risks that are reasonably likely to have a material adverse effect on us.

Compensation and Organization Committee

Our executive compensation programs are overseen by the Committee. The Committee is comprised of independent directors as defined by the New York Stock Exchange’s listing standards. The current Committee members are Steven F. Leer (Chair), Jose Armario, W. Douglas Ford and Marvin E. Lesser. The Committee’s charter charges it with various accountabilities, including:

•	to review and make recommendations to the Board of Directors with respect to management organization, succession and development programs, the election of corporate officers and their compensation;

•	to make decisions required by a committee of the Board of Directors under all stock option and restricted and deferred stock plans; and

•	to approve and report to the Board of Directors changes in salary ranges for all other major position categories and changes in retirement plans, group insurance plans, investment plans or other benefit plans and management incentive compensation or bonus plans.

The Committee’s charter is reviewed at least annually. The charter can be found on our website www.usg.com.

Committee Calendar and Meetings

The Committee meets as necessary. Normally the Committee meets between four and six times a year. In 2010, the Committee held eight meetings and also acted twice by unanimous written consent in lieu of a meeting. The agendas for meetings and the annual Committee calendar are developed by management in consultation with the Committee Chair. The Committee has retained a compensation consultant, and one or more of its representatives are usually in attendance at its meetings. The Committee periodically holds meetings or executive sessions to review matters with its compensation consultant without management present. The Committee also periodically holds meetings or executive sessions with neither its compensation consultant nor management present.

Management’s Role in Compensation

Our Human Resources Department is responsible for the administration of our executive compensation, benefits and related programs. The Senior Vice President, Human Resources is accountable for making proposals to the Committee for changes in compensation and benefit programs at the request of either management or the Committee. The Senior Vice President, Human Resources is also the primary management contact for the Committee Chair.

The Chairman, President and Chief Executive Officer, Senior Vice President, Human Resources, Senior Director, Executive Compensation, and Director, Compensation usually attend Committee meetings to present matters for consideration by the Committee and to answer questions regarding those matters. Other executive officers and senior managers may attend meetings at the request of either management or the Committee to provide information and answer questions relevant to the Committee’s consideration of matters presented to it. Management’s consultant also attends these meetings to provide background and respond to questions.

The Chief Executive Officer recommends to the Committee any changes in compensation for executive officers (other than himself) based on his assessment of each individual’s performance, contribution to our results and potential for future contributions to our success. The Committee meets in executive session without any members of management present to review the performance and compensation of the Chief Executive Officer, to evaluate compensation proposals made by management and to make decisions with respect to those proposals.

Once each year (typically in July) management provides the Committee with an overview of all compensation and benefit plans pertaining to executive officers, including the purpose and cost of the programs and the value delivered to the participants by the programs. The Committee uses this information when evaluating subsequent compensation proposals by management and in developing its own proposals for changes to executive officer compensation.

The Chief Executive Officer and the Senior Vice President, Human Resources also lead an annual review for the Board of our management succession plans. This review provides the Committee and other Board members with information regarding the performance and potential of our management team that can be taken into account when executive compensation decisions are made.

Compensation Consultants

The Committee has retained Towers Watson as a compensation consultant to provide the Committee with an independent review of our executive compensation program. Towers Watson was selected by the Committee and works under the direction of the Committee Chair. Towers Watson’s primary role is to provide an independent analysis of competitive market data and to assist the Committee in evaluating compensation proposals made by management. The Committee has also on occasion asked Towers Watson to assist it in developing the compensation package for our Chief Executive Officer.

Towers Watson provides services to management related only to broad-based benefit plans and our casualty insurance programs, for which services its aggregate 2010 fees were approximately $75,000. At the direction of the Committee Chair, Towers Watson may meet with management and/or management’s consultant to review management’s proposals prior to the Committee’s review. A representative of Towers Watson generally attends the Committee’s meetings. USG pays Towers Watson’s fees for consulting services provided to the Committee after approval of those fees by the Committee Chair.

Management also uses consultants to provide analysis and advice with respect to executive compensation programs and practices. Management’s primary advisor for compensation-related matters is Exequity, LLP. Exequity assists management in analyzing competitive market practices and benchmark data and in developing proposals for review by the Committee. It does not provide any services to USG other than executive compensation consulting.

Management also contracts with Aon Hewitt (previously Hewitt Associates) to conduct an annual competitive review of our executive compensation pay practices against a comparator group of companies. The study assists management in comparing compensation levels for our executive officers to compensation levels of the comparator group. Hewitt does not assist management in formulating proposals for compensation changes for executive officers. Hewitt provides other services to us related to the administration of our retirement, health and welfare benefit plans.

Setting Compensation Levels — Compensation Committee Annual Review

In February of each year, the Committee sets the level of each element of compensation for our executive officers. As part of this process, the Committee considers market competitiveness, current market conditions, performance for the prior year and internal equity.

Market Competitiveness

Since 2003, management has engaged Aon Hewitt to conduct an annual Executive Compensation Competitive Review to compare elements of compensation for our executive officers to the compensation opportunity provided for similar positions by approximately 25 industrial and/or Chicago-based companies. Each executive officer’s position, including the Chief Executive Officer’s position, is compared to positions with similar responsibilities or at an equivalent level in this comparator group in terms of base salary, annual incentive, long-term incentive and total compensation. If there is no comparable position in the comparator group, the Committee generally sets compensation opportunity for the executive officer based on internal equity.

The review provides the Committee with market information that enables it to evaluate total compensation opportunity, the mix of fixed and variable compensation elements and how total compensation is divided between the various compensation elements. The Committee uses that information to evaluate recommendations made by management with respect to compensation of our executive officers other than the Chairman and the Chief Executive Officer and to develop its own recommendations with respect to the compensation of the Chairman and the Chief Executive Officer.

We select our comparator companies from among those for which data is available in Aon Hewitt’s Total Compensation Measurement data base, based on their similarity to USG in terms of industry, annual revenue, complexity of operations, business cyclicality and geographic location. They are the types of companies with which we compete for talent, and the median revenue of the group approximates our annual revenues. For the 2010 study, the companies included in the comparator group were

Armstrong World Industries, Inc.	Fortune Brands, Inc.	Owens Corning Corporation
Ball Corporation	Foster Wheeler Corporation	PacTiv Corporation
The Black and Decker Corporation	Kennametal Inc.	The Sherwin-Williams Company
Boise Cascade LLC	Lennox International, Inc.	Temple-Inland Inc.
BorgWarner, Inc.	Martin Marietta Materials, Inc.	Texas Industries, Inc.
Brunswick Corporation	Masco Corporation	The Valspar Corp.
Cooper Industries, Inc.	MeadWestvaco Corporation	Vulcan Materials Company
Dover Corporation	Mueller Water Products	W.W. Grainger, Inc.

We have designed our executive compensation package to be market competitive in total. Our objective is to provide executive officers with total compensation opportunity generally within a band of 75% to 125% of the median of the comparator group for their individual positions in the case of our Chairman, President and Chief Executive Officer and Executive Vice Presidents and for their position level for our Senior Vice Presidents and Vice Presidents.

Total compensation opportunity for each executive officer is set based on performance, experience, skill and internal equity. Executives who are new in a position may be below the median for one or more elements of compensation. To reward extraordinary accomplishments, to promote retention and succession planning objectives and/or to maintain internal equity, we may pay an element of compensation in excess of 125% of the median. In circumstances where the scope of one of our executive’s position differs significantly from the scope of responsibility of similarly titled positions in the comparator group companies, the Committee may set compensation opportunity for that executive outside the 75% to 125% of median range. The Committee is comfortable with setting one or more elements of an executive’s compensation opportunity outside this range because the Committee is primarily concerned with the competitiveness of our executive officers’ total compensation opportunity rather than the opportunity represented by any one individual element of compensation.

Total target net compensation (salary, annual incentive opportunity and long-term incentive opportunity) for each of our named executive officers for 2010 was initially set as follows:

Percentage of Median

Mr. Foote	132%
Mr. Metcalf	128
Mr. Fleming	112
Mr. Griffin	137
Mr. Khan	105

Mr. Foote’s total compensation opportunity for 2010 was initially targeted above 125% of the median in recognition of his long-tenured service as our Chairman and Chief Executive officer and our success in 2010 in maintaining our financial flexibility. The total compensation opportunity for 2010 for Messrs. Metcalf and Griffin was initially targeted above 125% of the median for succession planning purposes. In addition, total compensation opportunity for 2010 reflects the increase in the grant date value of our equity awards compared to the significantly lower grant date values reflected in the Aon Hewitt review, which reflects 2009 equity award practices.

As discussed under “Executive Summary — 2010 Financial Performance and Executive Compensation” beginning on page 20 of this proxy statement, after their compensation for 2010 was initially set and in connection with their promotions to their current positions, Messrs. Griffin and Khan received salary increases and special retention and succession-related equity awards. Mr. Fleming received similar special equity awards at the same time.

Performance

The Committee assesses the performance of the Chief Executive Officer in executive session at the February Committee meeting. This assessment is the basis for the Committee’s recommendations to the Board regarding the Chief Executive Officer’s compensation. The Chief Executive Officer conducts a similar assessment of the performance of the other executive officers and summarizes the results for the Committee when making his compensation recommendations to the Committee at the February Committee meeting. Mr. Foote served as our Chairman and Chief Executive Officer during 2010. Mr. Metcalf succeeded him as Chief Executive Officer on January 1, 2011. Mr. Foote continues to serve as executive Chairman of the Board. The Committee assessed Mr. Foote’s performance during 2010 in making its recommendation to the Board regarding his compensation for 2011.

The Committee’s determination of our executive officers’ base salary adjustments, if any, and Plan awards is based on its assessment of each executive officer’s contribution to our overall financial results for the year and to the accomplishment of our annual operating and financial objectives as well as internal equity.

As discussed above, the only increases in base salary or annual incentive award opportunity for our executive officers in 2010 related to promotions and adjustments for internal equity and succession planning purposes, including for Messrs. Griffin and Khan, and annual equity awards under the Plan in 2010 had grant date values comparable to the values of awards made in 2008. Among the 2009 accomplishments considered by the Committee in making its recommendation to the Board regarding 2010 equity awards for our named executive officers were our customer satisfaction performance, continued improvement in plant operating efficiencies, the implementation of restructuring initiatives to reduce production capacity, overhead and other costs and the significant improvement of our financial flexibility through the release of working capital, renegotiation of our revolving credit agreement and a $300 million senior note offering.

Internal Equity

The Committee also considers the level of compensation opportunity of executive officers based on its judgment of the relative importance of the responsibilities of each executive officer position to USG and each executive officer’s contribution to corporate results. In addition, adjustments may be made to further our longstanding succession planning philosophy of preferring to develop and promote talent from within USG.

The benchmarking methodology and compensation philosophies applied by the Committee in determining the compensation of our Chief Executive Officer are the same as those applied in determining the compensation of our other executive officers. The Chief Executive Officer’s compensation has historically been significantly higher than that of our other named executive officers based on our philosophy of paying market competitive compensation and reflects his broader accountability and the greater percentage of his total compensation that is performance-based. We do not set the compensation level of our executive officers as a multiple of the compensation of any other employee or group of employees.

Elements of Total Compensation

Our total compensation program consists of the following elements:

•	base salary;

•	annual incentive;

•	long-term incentive; and

•	benefits and perquisites.

Base Salary

The starting point for determining base salaries for our executive officers is the annual Aon Hewitt Executive Compensation Competitive Review. Individual salaries for our executive officers range between 92% and 118% of the median for the comparator group. Factors that warrant paying above the median include individual performance, as assessed by the Chief Executive Officer (or in the case of the Chief Executive Officer, and in 2011 the executive Chairman, the Committee), experience, skills and retention considerations.

Annual Incentive

Our annual Management Incentive Program, or Program, provides a variable reward opportunity based on corporate net earnings and the achievement of operating and financial objectives derived from the annual operating plan. We believe that both components of the Program satisfy the currently applicable requirements of Internal Revenue Code Section 162(m) and the regulations promulgated thereunder regarding the deductibility of “performance-based” compensation in excess of $1 million paid to any of our named executive officers and that awards earned under those components of the Program in 2010 will be fully deductible as “performance-based” compensation. We pay annual incentive awards in the first quarter of the year following the year in which they are earned.

We designed the Program in recognition of the cyclical nature of our businesses. The Committee believes this design provides management with a strong incentive to maximize operational performance at all points of the business cycle as participants have an opportunity to earn at least a partial payout by achieving operational and/or financial targets even if no payout is earned for the net earnings segment. During peak years, corporate earnings may be driven in part by market conditions, but strong operational performance must be achieved to earn a maximum payout under the Program. Similarly, at the bottom of the cycle, when (as now) market conditions provide less earnings opportunity or we incur a net loss, management still has strong incentive to optimize operational efficiency and productivity, to enhance our market leadership positions and to maintain financial flexibility.

The target annual incentive opportunity for participants in the Program is expressed as a percentage of base salary. For 2010, the target annual incentive opportunity for executive officers ranged from 45% of base salary to 125% of base salary for the Chief Executive Officer. Our Chief Executive Officer was eligible to receive a higher percentage annual incentive opportunity than our other executive officers in 2010 in recognition of the broader scope of his responsibilities and impact on corporate performance, and based on market data regarding compensation of chief executive officers of the companies in our comparator group. The amount of the target annual incentive opportunity for each of our named executive officers for 2010 is indicated under the heading “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” in the 2010 Grants of Plan-Based Awards Table on page 38 of this proxy statement.

For 2010, the annual incentive award opportunity was comprised of the following segments that are designed to provide an incentive to maximize earnings and pursue operational excellence.

• Share of Net Earnings:  40% of the 2010 annual Program award opportunity was based on a “share of the earnings” formula. We use a portion of our consolidated net earnings to fund a pool from which we pay awards to participants. Adjustments to net earnings may be made (with the Committee’s approval) for the impact of acquisitions and new accounting pronouncements and other specified matters. For 2011, 50% of the annual award opportunity for our executive officers will be based on the share of the earnings formula.

We designed the share of the earnings concept to align our annual incentive awards with overall corporate results. As corporate performance (measured by consolidated net earnings) improves, more funds are allocated to the share of the earnings pool and participants receive larger awards. Similarly, if earnings decline, fewer funds are allocated to the pool resulting in lower, or no, awards for participants.

Due to the cyclical nature of our business, the allocation of consolidated net earnings to the pool is based on a schedule that is designed so that participants can earn 100% of the par award for this segment of the Program if consolidated net earnings in the current year are equal to 103% of the average of our consolidated net earnings for the prior seven years. The Committee periodically reviews the formula for reasonableness.

No award under the share of the earnings portion of the Program is earned if we do not generate positive consolidated net earnings for the year and an award of approximately two times par could be earned if our consolidated net earnings exceed our historical record high. For 2010, we reported a consolidated net loss, and participants received no award for this segment of the Program.

• Focus Targets:  60% of the 2010 annual Program award opportunity was based on the achievement of annual operating and financial objectives, called focus targets. These targets are derived from our annual planning process and are measurable and verifiable. We use broad, high impact measures such as business unit profitability, liquidity and manufacturing cost that are designed to promote a balanced performance between operational and long-term growth objectives, to incentivize executives and to reward key achievements even if our net earnings performance does not merit a payout under the share of the earnings segment of the Program. The payout can range from zero to either 150% or 200% depending on the measure. For 2011, 50% of the annual award opportunity for our executive officers will be based on the achievement of focus targets.

The Committee approves the focus target measures and minimum, par and maximum performance levels for each measure early in the year. In February of the following year, the Committee reviews the prior year’s performance, including the degree of achievement of each of the focus targets and the computation of the share of the earnings formula, before it and the Board approve the payment of annual incentive awards.

Our key objectives for 2010 included improving efficiency and profitability, reducing costs and maintaining our financial flexibility. The focus targets for our named executive officers for 2010 were chosen to support these objectives. As a result of this focus, during 2010 we increased our wallboard spread, improved margins in our ceilings business, took other actions to improve operating efficiency and increased our liquidity. These achievements contributed to the performance in relation to the 2010 focus targets for our named executive officers reflected in the table below, which also sets forth other information regarding those 2010 targets.

				2010	Payout
				Performance	Earned
Measure	Minimum	Target	Maximum	% of Target	% of Par

Building Systems Adjusted Operating Profit (Loss) ($ in millions)(1)	$(60)	$(40)	$0	78.0%	78.0%
L&W Supply Adjusted Operating Profit (Loss) ($ in millions)(1)	(80)	(65)	0	81.8	61.0
International Adjusted Operating Profit ($ in millions)(1)	20	35	50	138.9	191.0
U.S. Wallboard Cost		(2)		101.6	124.0
U.S. Wallboard Spread		(2)		104.9	108.0
Adjusted EBITDA ($ in millions)(1)	30	62	100	72.7	74.0
Average Quarterly Liquidity ($ in millions)(3)	600	700	800	114.0	150.0

(1)	Adjusted to eliminate the effect of non-cash charges, such as asset impairments, and restructuring charges and, in the case of Adjusted EBITDA, management incentive, profit sharing and bonus plans.

(2)	We do not publicly disclose wallboard cost and spread because that information constitutes confidential commercial or financial information, the disclosure of which would cause us competitive harm.

(3)	Available committed credit facilities and consolidated cash and cash equivalents and marketable securities at quarter end.

For 2010, each named executive officer was assigned the following focus targets with the weightings indicated:

	Building
	Systems	L&W Supply	International
	Adjusted	Adjusted	Adjusted	U.S.		Average	U.S.
	Operating	Operating	Operating	Wallboard	Adjusted	Quarterly	Wallboard
	Profit (Loss)	Profit (Loss)	Profit	Spread	EBITDA	Liquidity	Cost

Mr. Foote	10%	10%	10%	10%	10%	10%
Mr. Metcalf	10%	10%	10%	10%	10%		10%
Mr. Fleming	10%	10%	10%	10%	10%	10%
Mr. Griffin	10%		30%		10%		10%
Mr. Khan	20%	10%		10%	10%		10%

For 2010, achievement for the focus target segment of the Program resulted in average payouts of approximately 65.9% of par for our named executive officers and 63.8% of par for all other executive officers. On an individual basis, the payouts ranged from approximately 52.3% to 84.9% of par for our named executive offices and 48.9% to 66.2% of par for all of our other executive officers. Since there was no payout under the share of earnings segment of the Program, those ranges represent the total earned payout for our executive officers as a group for the 2010 Program.

Over the past seven years, the total payout under our annual Management Incentive Program for executive officers has varied from 43% to 156% of par, and has averaged approximately 85% of par.

Payouts under the 2011 annual Management Incentive Program will not be made until we report a consolidated adjusted operating profit for a full calendar year. Those payouts, if any, will be doubled if we report a consolidated adjusted operating profit for 2011 and increased by 25% if we report a consolidated adjusted operating profit for 2012 but not 2011. No payouts will be made if we do not report a consolidated adjusted operating profit for 2011, 2012 or 2013.

Long-Term Incentive

Our equity-based Long-Term Incentive Plan, or Plan, was implemented in 2006. The purpose of the Plan is to align the interests of management with those of our stockholders, drive earnings and provide a competitive compensation opportunity that enables us to attract and retain talented managers. The Plan provides for the use of several types of awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, or RSUs, performance shares, performance units and other stock and cash awards. Our stockholders approved an increase in the number of shares of our stock available for awards under the Plan in 2010.

As discussed above, at their regularly scheduled meetings in February 2010, the Committee and Board approved annual awards under the Plan for 2010. For executive officers:

•	37.5% of the grant date value of the total award was provided in the form of non-qualified stock options. We used stock options to align management and stockholder interests by providing an opportunity for management to achieve meaningful levels of stock ownership, to create a strong incentive for management to grow our business and to provide the opportunity for competitive compensation based on long-term stock price appreciation. The options generally vest at a rate of 25% per year, and the exercise price of the options is the closing price of our common stock on the New York Stock Exchange on the date the option grants were approved by the Board.

•	37.5% of the grant date value of the total award was provided in the form of RSUs. The RSUs generally vest at a rate of 25% per year. We used RSUs for the same reasons we used stock options and to promote retention. At grant, the value of the RSUs is equal to our stock price. Their value will increase if our stock price increases during the vesting period, which provides an incentive for management to maximize shareholder return. Because they also have value even if the stock price does not increase or if it decreases, they promote retention throughout the business cycle.

•	The remaining 25% of the grant date value of the total award was provided in the form of performance shares. The actual number of shares of common stock to be issued can range from zero to 200% of the number of performance shares awarded, based on a comparison of our total stockholder return over the three-year vesting period ending December 31, 2012 to the total stockholder return for the companies in the Dow Jones U.S. Construction and Materials Index. Adjustments may be made to the Index to reflect changes in the companies included in the Index during the vesting period. We use this Index because it is comprised of companies that participate in similar markets as our operating businesses and, therefore, provides an appropriate benchmark to measure the relative performance of our stock. We also use this Index in the performance graph included in our annual report on Form 10-K. We used performance shares, and total stockholder return as the measure to determine the number of shares that vest, to motivate management to achieve our long-term objectives. The vesting schedule for our performance shares is as follows:

Total USG Stockholder	Percent of
Return Relative to Index	Award Earned(1)

Below 35th percentile	0%
35th percentile	35
50th percentile	100
75th percentile	150
90th percentile or above	200

(1)	Straight-line interpolation is used to determine values between vesting tiers.

During 2010, the Committee and Board also approved special awards of RSUs to promote retention and succession planning objectives. Retention awards that generally vest after four years from the date of grant were made to three executive officers, including Messrs. Griffin and Khan in connection with their promotions to Executive Vice President. A retention award and a succession-related award were made to Mr. Fleming. One of those awards will vest on the earlier of (1) May 1, 2013 or (2) with the Board’s approval, his retirement and the other will vest upon the satisfaction of goals related to the development of his successor.

Stock Ownership Guidelines

We have stock ownership guidelines for our executive officers and other senior managers. Participants are expected to own at a minimum the lesser of their salary multiple or the fixed number of shares set forth below.

Participant	Minimum No. of Shares	Multiple of Base Salary

Chairman	100,000	5X
Chief Executive Officer	100,000	5X
Executive Vice President	35,000	4X
Senior Vice President	15,000	3X
Vice President	10,000	2X
Director/Subsidiary VP	3,500	1X

The guidelines were set at these levels to ensure management owns meaningful levels of stock, taking into account competitive market practice. We expect all participants to reach at least the minimum level of ownership for their position level by the later of April 2012 and five years after their appointment to that position. Shares owned, performance shares that have vested and unvested restricted stock units count towards satisfaction of the guidelines. If a participant fails to meet or show sustained progress toward meeting these ownership requirements, we may reduce future long-term incentive program awards to that participant. All of our named executive officers meet or exceed their stock ownership guidelines.

Benefits and Perquisites

Broad-Based Retirement, Health and Welfare Benefits

We provide a comprehensive health and welfare package to all of our full-time employees. Our executive officers are eligible to participate in these plans on the same basis as other eligible employees. The package includes the following benefits:

•	Medical, Dental and Vision Plans: All participants contribute approximately 20% of the cost of the coverage for the medical plan and approximately 50% of the cost for the dental and vision plans. We do not provide any supplemental medical coverage or subsidy to any executive officer. All employees hired prior to January 1, 2002 are eligible for retiree medical coverage.

•	USG Corporation Investment Plan (401(k) Plan): This qualified defined contribution plan allows employees to invest up to 20% of salary and annual incentive awards (subject to the maximum level of contribution set by the Internal Revenue Service) in one of nine investment alternatives. We match employee contributions. As part of our cost reduction initiatives, the employee match was reduced from $.50 per dollar contributed up to 6% of pay to $.25 per dollar contributed up to 6% of pay, effective January 1, 2009, and further reduced to $.10 per dollar contributed up to 6% of pay, effective January 1, 2011.

•	USG Corporation Retirement Plan: This qualified defined benefit plan provides a pension benefit based on the participant’s years of credited service in the plan and the participant’s final average pay. The plan requires participants to contribute 2% of pensionable earnings toward benefits. Participants can elect early retirement, with the benefit reduced 5% for each year earlier than age 65 at retirement. Participants who have a combined number of years of age and service equaling 90 can retire at age 62 without a reduction in the benefit or can retire earlier than age 62 with a 3% reduction per year. We amended the plan to replace the final average pay formula with a cash balance formula for employees hired after December 31, 2010.

We also provide the following plans for our more highly compensated employees, including our executive officers, that provide benefits to supplement those provided under our Investment Plan and Retirement Plan.

Supplemental Retirement Plan

Approximately 130 employees, including our executive officers, participate in the USG Corporation Supplemental Retirement Plan. This plan restores the benefits which otherwise would be delivered under the USG Corporation Retirement Plan but for the limits on pensionable compensation set by the Internal Revenue Service.

The provisions of this plan mirror those of the Retirement Plan, including benefit formulas, definition of final average pay (without Internal Revenue Service limits) and the requirement for the contribution of 2% of pensionable earnings. Further information regarding our retirement plans and the present value of the qualified and supplemental pension benefits for our named executive officers appears under the heading “2010 Pension Benefits Table” beginning on page 42 of this proxy statement.

Deferred Compensation Plan

Approximately 65 employees, including one of our named executive officers, participate in the USG Corporation Deferred Compensation Plan. Due to the contribution limits set by the Internal Revenue Service applicable to the USG Corporation Investment Plan, this nonqualified plan is designed to allow highly compensated employees the opportunity to defer compensation (and thus current income tax) generally until after termination of employment with USG. We do not match deferred amounts. Those amounts are invested as directed by the participant into investment options that mirror those of the USG Corporation Investment Plan. We are obligated to pay the deferred amounts, plus or minus any accumulated earnings or losses on those amounts, to the participants following the termination of the deferral period. Further information regarding the deferred compensation plan for our named executive officers appears under the heading “2010 Nonqualified Deferred Compensation Table” on page 44 of this proxy statement.

Perquisites and Other Benefits

We make certain perquisites and other benefits available to our executive officers as part of providing them a competitive total compensation package and to facilitate their attention to the demands of our business. Executive officers are offered a company automobile and office parking, financial planning services, personal liability insurance and executive death benefit coverage, an annual medical examination, and on a limited basis, membership in luncheon clubs. In addition, Mr. Foote has been provided with a company car and driver. The value of these benefits is described in more detail in the table titled “Supplemental Table” on page 36 of this proxy statement.

Employment Security and Potential Post Employment Payments

We provide all of our executive officers with two employment security arrangements — an employment agreement and a change-in-control severance agreement.

Employment Agreements

We provide these agreements to assist in attracting and retaining executives, to protect our assets and intellectual property and to reduce the potential for litigation related to termination of employment. By setting the terms for the involuntary termination of an executive officer in advance of the termination, these agreements facilitate the Board’s and the Chief Executive Officer’s ability to effectuate smooth transitions in the executive team. The employment agreements generally provide named executive officers with two years of salary and bonus and lump sum payments equal to the cost of continued medical benefits for 18 months and the present value of providing an additional two years of service and two years of age credit under our retirement plans. The agreements provide these benefits only upon an involuntary termination of the named executive officer’s employment without “cause.” We established these benefit levels after reviewing competitive market practices for employment agreements used by similar types of organizations for executives at similar levels. We believe that the level of benefits provided by our agreements is in line with market practice for those companies that utilize employment agreements.

Consistent with our paying two years’ compensation as severance, the agreements include a requirement that after termination of employment, the executive officer will not compete with us for two years or solicit our employees for three years. Executive officers are required to sign a release waiving potential claims against us before any payments are made.

Change-In-Control Severance Agreements

We provide these agreements to promote neutrality of our executive officers during potential change in control transactions so they will make the best decision for our stockholders, to retain the executive team in the event of a potential change in control transaction, to protect our intellectual property and to reduce the potential for litigation related to termination of employment. The agreements in effect for our named executive officers generally provide them with three years (two years for Messrs. Griffin and Khan) of salary and bonus and lump sum payments equal to the cost of continued medical benefits for 18 months and the present value of providing an additional three years of service and three years of age credit (two years in each case for Messrs. Griffin and Khan) under our retirement plans. The agreements provide these benefits only in the event that there is both a change in control and an involuntary termination of the named executive officer’s employment by the Company without “cause” or by the executive for “good reason”. The definition of change in control is the same as in the Plan. Good reason includes, among other things, a reduction in salary or a material diminution in duties, responsibilities or total compensation. The agreements include a “modified gross up” provision. If the total amounts payable to the executive officer would constitute a “parachute payment” resulting in the imposition of an excise tax, the payment will be reduced to the extent necessary to avoid being a parachute payment, unless the reduction would be more than 10% of the total amounts payable. In that case, the payment will be increased to provide the executive officer a net after tax amount equal to the value of the excise tax imposed.

As with our employment agreements, we established these benefits after reviewing competitive market practices for change in control agreements used by similar types of organizations for similar purposes. We believe that the level of benefits provided by our change in control severance agreements is also in line with market practice for organizations that use change in control agreements.

In consideration of our paying severance compensation, these agreements include a requirement that after termination of employment, the named executive officer will not compete with us for one year or solicit our employees for three years (two years for Messrs. Griffin and Khan). Executive officers are required to sign a release waiving potential claims against us before any payments are made under these agreements.

Further information regarding the benefits our current named executive officers could receive under these agreements is provided in the tables titled “Potential Payments Upon Termination or Change in Control” beginning on page 44 of this proxy statement.

Tax and Accounting Implications

Management and the Committee reviewed and considered the deductibility of payments under our executive compensation program under Internal Revenue Code Section 162(m) and the regulations promulgated thereunder. We believe that amounts payable under both the share of earnings and the focus target elements of the Program, gains from stock options and the value of performance shares delivered will be fully deductible “performance-based” compensation under Section 162(m). Compensation attributable to the vesting of RSUs, other than the succession-related RSUs granted to Mr. Fleming, is not “performance-based” compensation under Section 162(m). We also believe that all compensation we provided to our named executive officers for 2010 is fully deductible, except in the case of Messrs. Foote and Metcalf to the extent that their aggregate salary, taxable benefits and perquisites and compensation attributable to the vesting of RSUs exceeds $1 million.

Management and the Committee reviewed all executive compensation programs and arrangements under Internal Revenue Code Section 409A, related to the deferral of compensation, and the current and future year accounting impact of the 2010 Plan awards when it considered and approved those awards.

COMPENSATION AND ORGANIZATION COMMITTEE REPORT

USG’s Compensation and Organization Committee has reviewed and discussed the Compensation Discussion and Analysis section with our management. Based on that review and discussion, the Compensation and Organization Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION AND ORGANIZATION COMMITTEE

Steven F. Leer, Chair Jose Armario	W. Douglas Ford Marvin E. Lesser

2010 SUMMARY COMPENSATION TABLE

The Summary Compensation Table below reflects total compensation earned by or paid to our principal executive and financial officers and our other most highly compensated executive officers for the last three years. Information is provided for Mr. Griffin only for 2010 and for Mr. Khan only for 2009 and 2010 because they were not named executive officers in prior years.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)
William C. Foote,	2010	$1,150,000	—	$3,686,912	$1,380,313	$951,625	$1,989,245	$52,005	$9,210,100
Chairman and Chief	2009	1,150,000	—	2,163,161	1,088,858	782,000	1,886,957	64,504	7,135,480
Executive Officer(1)	2008	1,146,667	—	3,008,127	2,009,415	851,460	927,054	87,628	8,030,351
James S. Metcalf,	2010	645,000	—	1,305,782	488,862	369,198	533,651	58,984	3,401,477
President and Chief	2009	645,000	—	823,914	412,000	302,441	588,932	56,894	2,829,181
Operating Officer(1)	2008	640,000	—	1,136,599	759,101	343,842	220,535	49,822	3,149,899
Richard H. Fleming,	2010	530,000	—	1,442,606	287,564	245,602	245,191	25,422	2,776,385
Executive Vice	2009	530,000	—	499,266	250,142	201,824	216,673	26,152	1,724,057
President and Chief	2008	527,500	—	735,325	491,213	204,910	1,392,969	36,273	3,388,190
Financial Officer
Christopher R. Griffin,	2010	347,500	—	1,097,368	172,538	161,310	193,885	43,758	2,016,359
Executive Vice President — Operations
Fareed A. Khan,	2010	365,000	—	1,097,368	172,538	103,031	80,469	31,743	1,850,149
Executive Vice President,	2009	340,000	—	263,550	147,142	105,230	87,181	25,690	968,793
Finance & Strategy

(1)	Mr. Metcalf became Chief Executive Officer effective January 1, 2011. Mr. Foote continues to serve as Chairman of the Board.

(2)	The amounts shown in this column reflect the aggregate grant date fair values computed in accordance with FASB ASC Topic 718 for restricted stock units and performance shares granted in the year indicated under our Long-Term Incentive Plan and, for Messrs. Fleming, Griffin and Khan in 2010, include the value of special awards of restricted stock units made to them for retention and succession-related purposes in connection with the promotion of Messrs. Griffin and Khan to their current positions as of September 1st of that year. However, for purposes of this table, estimates of forfeitures have been removed. The grant date fair value for each restricted stock unit is equal to the closing market price of our common stock on the date of grant. A Monte Carlo simulation has been chosen for the performance share valuation calculations. The assumptions used in valuing the performance shares are described in Note 9 to our consolidated financial statements included in our 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 11, 2011.

(3)	The amounts shown in this column reflect the aggregate grant date fair values computed in accordance with FASB ASC Topic 718 for nonqualified stock options to purchase USG common stock granted in the year indicated under our Long-Term Incentive Plan. However, for purposes of this table, estimates of forfeitures have been removed. A Black-Scholes valuation approach has been chosen for these calculations. The assumptions used in valuing these non-qualified stock options are described in Note 9 to our consolidated financial statements included in our 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 11, 2011.

(4)	The amounts shown in this column include payments under our annual Management Incentive Program for services performed in the year indicated. For services performed in 2010, Mr. Metcalf elected to receive all of his award in shares of our common stock and Messrs. Fleming and Griffin elected to receive one-half of their awards in shares of our common stock.

(5)	The amounts in this column reflect the aggregate change in the actuarial present value of accumulated benefits under our defined benefit pension plans from December 31, 2009 through December 31, 2010, the plan measurement dates used for financial statement reporting purposes.

(6)	The amounts in this column reflect all other compensation for 2010 that could not properly be reported in any other column. Details regarding all other compensation components are provided in the supplemental table below. Several of the benefits listed in the table result in imputed income to the named executive officer. In the case of company provided automobiles, the amounts shown reflect the cost attributed to personal use of the vehicle by the named executive officer, including the cost of lease payments, fuel, insurance, license and title, maintenance and repairs, and, in the case of Mr. Foote, the incremental cost to us of his use of a company-provided car and driver for personal use. We also provide additional executive death and disability benefit coverage to our executive officers on a self-insured basis. There is no incremental cost to us for providing this additional coverage unless an executive dies or is disabled. From time to time, executive officers may use our tickets to sporting venues for personal use. We believe there is no incremental cost associated with our executive officers using our tickets to sporting venues for personal use because the tickets are purchased in advance for the entire season with the intention that they be used for business purposes, they cannot be returned for a refund if they are unused and use for personal purposes occurs only if the tickets have not been reserved for use for a business purpose. No value is attributed in the 2010 Summary Compensation Table to personal benefits for which we incur no incremental cost.

SUPPLEMENTAL TABLE

	Named Executive Officer
	William C.	James S.	Richard H.	Christopher R.	Fareed A.
Item	Foote	Metcalf	Fleming	Griffin	Khan
Financial Planning Services	$16,000	$7,057	—	$6,038	—
Personal Liability Insurance	510	510	$510	510	$510
Executive Death and Disability Coverage	742	500	445	370	305
Executive Health Program	—	6,463	—	7,043	3,250
Luncheon Club	5,860	3,336	2,520	—	—
Company Automobile (personal use)	26,143	34,168	14,997	22,847	23,478
Parking	—	4,200	4,200	4,200	4,200
Investment Plan Matching Contributions	2,750	2,750	2,750	2,750	—

Total	$52,005	$58,984	$25,422	$43,758	$31,743

Long-Term Incentive Plan

In February 2008, 2009 and 2010, awards of nonqualified stock options, restricted stock units, or RSUs, and performance shares were made under our Long-Term Incentive Plan, or LTIP, and special awards of RSUs were made to Messrs. Fleming, Griffin and Khan in September 2010 for retention and succession-related purposes in connection with the promotion of Messrs. Griffin and Khan to their current positions. The options generally vest at a rate of 25% per year beginning one year from the date of grant, or earlier in the event of death, disability, a change in control or retirement. They generally expire 10 years from the date of grant, or earlier in the event of death, disability or retirement. Expense is recognized over the vesting period of the award unless accelerated due to retirement eligibility.

The RSUs generally vest at a rate of 25% per year beginning one year from the date of grant, except that the special retention awards of RSUs made to Messrs. Griffin and Khan in September 2010 will vest in September 2014, one of the special retention awards to Mr. Fleming will vest on the earlier of May 1, 2013 and, with approval of the Board, Mr. Fleming’s retirement, and the other special award to Mr. Fleming will vest upon the satisfaction of goals related to the development of his successor. RSUs may vest earlier in the event of death, disability, a change in control or retirement. Expense is generally recognized over the vesting period of the award unless accelerated due to retirement eligibility.

The performance shares generally vest after a three-year performance period based on our total stockholder return relative to the performance of the Dow Jones U.S. Construction and Materials Index for the three-year period, with adjustments to the Index to reflect changes in the companies included in the Index during the performance period. The number of performance shares earned will vary from zero to 200% of the number of performance shares awarded depending on that relative performance. Vesting will be pro-rated based on the number of full months employed during the performance period in the event of death, disability, retirement or a change in control, and pro-rated awards will be paid at the end of the three-year performance period. Each performance share earned will be settled in a share of our common stock. Expense is recognized over the period from the grant date to the end of the performance period.

Employment Agreements

We have entered into an employment agreement with each of our executive officers. These agreements renew for successive one-year terms effective January 1 of each year unless 120 days’ notice of termination is provided before expiration of the current term.

The employment agreements provide for minimum annual salaries, with the minimum annual salaries increased as approved by the Board of Directors, and for participation in all incentive and benefit programs made available to similarly situated executives. They provide that an executive officer who is terminated without cause will be entitled to a lump sum severance payment equal to the sum of (1) two times the executive officer’s base salary and target annual incentive award, (2) the cost of continuing benefits for the executive officer for a period of 18 months and (3) the present value of the additional retirement benefits the executive officer would have been entitled to receive if he or she had an additional two years of age and two years of credited service under our retirement plans.

The employment agreements also include a requirement that after termination of employment the executive officer will not compete with us for two years or solicit our employees for three years. Executive officers are required to sign a release waiving potential claims against us before any severance payments are made to them under the employment agreements.

2010 GRANTS OF PLAN-BASED AWARDS TABLE

The 2010 Grants of Plan-Based Awards Table below reflects equity and non-equity incentive plan awards made to each of the named executive officers during 2010. Equity awards include RSUs, performance shares (PS) and nonqualified stock options (SO).

										All Other
									Stock	Option
						Estimated Future Payouts			Awards:	Awards:
			Estimated Possible Payouts Under			Under			Number of	Number of	Exercise or	Grant Date Fair
			Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Shares of	Securities	Base Price	Value of Stock and
									Stock or	Underlying	of Option	Stock Option
	Award	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Type	Date(1)	($)(2)	($)(2)	($)(2)	(#)(3)	(#)(3)	(#)(3)	(#)(4)	(#)(5)	($ /Sh)(6)	($)(7)
William C. Foote	RSU	2/10/2010	—	—	—	—	—	—	158,033	—	—	$1,893,235
	PS	2/10/2010	—	—	—	40,269	115,053	230,106	—	—	—	1,793,676
	SO	2/10/2010	—	—	—	—	—	—	—	233,161	$11.98	1,380,313
	MIP	—	—	$1,437,500	$2,875,000	—	—	—	—	—	—	—

James S. Metcalf	RSU	2/10/2010	—	—	—	—	—	—	55,970	—	—	670,521
	PS	2/10/2010	—	—	—	14,262	40,748	81,496	—	—	—	635,261
	SO	2/10/2010	—	—	—	—	—	—	—	82,578	11.98	488,862
	MIP	—	—	580,500	1,161,000	—	—	—	—	—	—	—

Richard H. Fleming	RSU	2/10/2010	—	—	—	—	—	—	32,924	—	—	394,430
	PS	2/10/2010	—	—	—	8,389	23,969	47,938	—	—	—	373,677
	SO	2/10/2010	—	—	—	—	—	—	—	48,575	11.98	287,564
	MIP	—	—	371,000	742,000	—	—	—	—	—	—	—
	RSU	9/24/2010	—	—	—	—	—	—	25,000	—	—	337,250
	RSU	9/24/2010	—	—	—	—	25,000	—	—	—	—	337,250

Christopher R. Griffin	RSU	2/10/2010	—	—	—	—	—	—	19,754	—	—	236,653
	PS	2/10/2010	—	—	—	5,034	14,382	28,764	—	—	—	224,215
	SO	2/10/2010	—	—	—	—	—	—	—	29,145	11.98	172,538
	MIP	—	—	190,000	380,000	—	—	—	—	—	—	—
	RSU	9/1/2010	—	—	—	—	—	—	50,000	—	—	636,500

Fareed A. Khan	RSU	2/10/2010	—	—	—	—	—	—	19,754	—	—	236,653
	PS	2/10/2010	—	—	—	5,034	14,382	28,764	—	—	—	224,215
	SO	2/10/2010	—	—	—	—	—	—	—	29,145	11.98	172,538
	MIP	—	—	196,999	393,998	—	—	—	—	—	—	—
	RSU	9/1/2010	—	—	—	—	—	—	50,000	—	—	636,500

(1)	The grant date is the date on which the equity awards were approved by our Board of Directors.

(2)	The amounts in the Target column reflect the par amounts payable under our 2010 annual Management Incentive Program, or MIP. The MIP is described under “Annual Incentive” in the Compensation Discussion and Analysis on page 28 of this proxy statement. There was no threshold-level payout under the 2010 Program. The maximum payout under the 2010 MIP was 200% of par. The amounts actually paid to our named executive officers under the 2010 MIP are included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Total payments to any one individual under our MIP may not exceed $4 million for any year.

(3)	The amounts in the Target column reflect the number of performance shares awarded to the named executive officers on the grant date and, for Mr. Fleming, the number of RSUs awarded to him on September 24, 2010 that are subject to a performance condition. The performance shares generally vest after a three-year performance period ending December 31, 2012 based on our total stockholder return relative to the total stockholder return of the companies in the Dow Jones U.S. Construction and Materials Index for the performance period, with adjustments to the Index to reflect changes in the companies included in the Index for the performance period. The number of performance shares earned will vary from zero to 200% of the number of performance shares awarded depending on that relative performance. The amounts in the Threshold column reflect the number of performance shares that will vest if our total stockholder return is at the 35th percentile of the total stockholder return of the Index companies, and the amounts in the Maximum column reflect the number of performance shares that will vest if our total stockholder return is at or above the 90th percentile of the total stockholder return of those companies. Vesting will be pro-rated based on the number of full months employed during the performance period in the case of death, disability, retirement or a change in control, and pro-rated awards will be paid at the end of the three-year performance period. Each performance share earned will be settled in a share of our common stock. The RSUs awarded to Mr. Fleming will vest upon the satisfaction of goals related to the development of his successor. Mr. Fleming’s RSU award will vest and be paid out only if the performance condition is satisfied and, therefore, there is no Threshold or Maximum amount for that award.

(4)	The amounts in this column reflect the number of RSUs awarded to the named executive officers on the grant date that are not subject to a performance condition. The RSUs vest at a rate of 25% per year beginning one year from the date of grant, except that the special RSUs awarded to Messrs. Griffin and Khan effective September 1, 2010 will vest 100% on September 1, 2014, and the special RSUs awarded to Mr. Fleming effective September 24, 2010 reflected in this column will vest on the earlier of May 1, 2013 and, with approval of the Board, Mr. Fleming’s retirement. RSUs may vest earlier in the event of death, disability, retirement or a change in control.

(5)	The amounts in this column reflect the number of shares of our common stock underlying options awarded to the named executive officers on the grant date. The options vest at a rate of 25% per year beginning one year from the date of grant or earlier in the event of death, disability, retirement or a change in control. They expire 10 years from the date of grant, or earlier in the event of death, disability or retirement.

(6)	The per-share exercise price of the options is the closing price on the date of grant.

(7)	The amounts in this column reflect the aggregate grant date fair value of the equity awards granted computed in accordance with FASB ASC Topic 718. The RSU awards portion is calculated using the closing stock price on the date of grant multiplied by the number of shares underlying the units. The performance share awards portion is calculated using a Monte Carlo simulation fair value ($15.59) on the date of grant multiplied by the target number of performance shares that may be earned. The amount attributed to stock options is calculated using the Black-Scholes fair value ($5.92) on the date of grant multiplied by the number of shares subject to the options.

2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The 2010 Outstanding Equity Awards At Fiscal Year-End Table below reflects options and other equity awards held by each of the named executive officers at December 31, 2010. Other equity awards include RSUs and performance shares (PS).

	Option Awards					Stock Awards
										Equity
										Incentive
										Plan Awards:
									Equity	Market
									Incentive	or Payout
			Equity						Plan Awards:	Value of
			Incentive						Number of	Unearned
			Plan Awards:					Market	Unearned	Shares,
	Number of	Number of	Number of				Number of	Value of	Shares,	Units or
	Securities	Securities	Securities			Stock	Shares or	Shares or	Units or	Other
	Underlying	Underlying	Underlying			Award	Units of	Units of	Other	Rights
	Unexercised	Unexercised	Unexercised	Option		Type	Stock That	Stock That	Rights	That Have
	Options (#)	Options (#)	Unearned	Exercise	Option	and	Have Not	Have Not	That Have	Not
	Exercisable	Unexercisable	Options (#)	Price	Expiration	Year of	Vested	Vested	Not Vested	Vested
Name	(1)	(1)	Unexercisable	($)	Date	Award	(#)(2)	($)(3)	(#)(4)	($)(5)
William C. Foote	185,200	46,300	—	$46.17	8/08/2016
	65,481	21,829	—	49.61	3/23/2017
	67,976	67,979	—	34.67	2/13/2018
	66,071	198,215	—	6.86	2/11/2019
	—	233,161	—	11.98	2/10/2020
						RSU 2007	6,272	$105,558	—	—
						RSU 2008	17,950	302,099	—	—
						RSU 2009	132,697	2,233,291	—	—
						PS 2009	—	—	212,400	$3,574,692
						RSU 2010	158,033	2,659,695	—	—
						PS 2010	—	—	115,053	1,936,342
James S. Metcalf	46,320	11,580	—	46.17	8/08/2016
	21,828	7,277	—	49.61	3/23/2017
	25,680	25,680	—	34.67	2/13/2018
	25,000	75,000	—	6.86	2/11/2019
	—	82,578	—	11.98	2/10/2020
						RSU 2007	2,090	35,175	—	—
						RSU 2007	30,000	504,900	—	—
						Special
						RSU 2008	6,783	114,158	—	—
						RSU 2009	50,802	854,998	—	—
						PS 2009	—	—	80,368	1,352,593
						RSU 2010	55,970	941,975	—	—
						PS 2010	—	—	40,748	685,789
Richard H. Fleming	37,040	9,260	—	46.17	8/08/2016
	14,550	4,850	—	49.61	3/23/2017
	16,616	16,619	—	34.67	2/13/2018
	15,178	45,536	—	6.86	2/11/2019
	—	48,575	—	11.98	2/10/2020
						RSU 2007	1,396	23,495	—	—
						RSU 2008	4,389	73,867	—	—
						RSU 2009	30,739	517,337	—	—
						PS 2009	—	—	48,794	821,203
						RSU 2010	32,924	554,111	—	—
						RSU 2010	25,000	420,750	—	—
						Special
						RSU 2010	—	—	25,000	420,750
						Special
						PS 2010	—	—	23,969	403,398
Christopher R. Griffin	6,480	1,620	—	46.17	8/08/2016
	2,544	851	—	49.61	3/23/2017
	6,796	6,799	—	34.67	2/13/2018
	—	24,108	—	6.86	2/11/2019
	—	29,145	—	11.98	2/10/2020
						RSU 2007	246	4,140	—	—
						RSU 2007	5,000	84,150	—	—
						Special
						RSU 2008	1,796	30,227	—	—
						RSU 2009	13,308	223,974	—	—
						PS 2009	—	—	25,832	434,753
						RSU 2010	19,754	332,460	—	—
						RSU 2010	50,000	841,500	—	—
						Special
						PS 2010	—	—	14,382	242,049
Fareed A. Khan	11,600	2,900	—	46.17	8/08/2016
	4,365	1,455	—	49.61	3/23/2017
	9,064	9,066	—	34.67	2/13/2018
	—	26,786	—	6.86	2/11/2019
	—	29,145	—	11.98	2/10/2020
						RSU 2007	419	7,052	—	—
						RSU 2007	5,000	84,150	—	—
						Special
						RSU 2008	2,396	40,325	—	—
						RSU 2009	14,787	248,865	—	—
						PS 2009	—	—	28,702	483,055
						RSU 2010	19,754	332,460	—	—
						RSU 2010	50,000	841,500	—	—
						Special
						PS 2010	—	—	14,382	242,049

(1)	Options with an expiration date in 2016 became 20% vested on each of August 8, 2007, August 8, 2008, August 8, 2009 and August 8, 2010, and the balance of those options will generally vest on August 8, 2011. Options with an expiration date in 2017 became 25% vested on each of March 23, 2008, March 23, 2009, March 23, 2010 and March 23, 2011. Options with an expiration date in 2018 became 25% vested on each of February 13, 2009, February 13, 2010 and February 13, 2011, and the balance of those options will generally vest on February 13, 2012. Options with an expiration date in 2019 became 25% vested on each of February 11, 2010 and February 11, 2011, and the balance of those options will generally vest in equal annual installments on February 11th of 2012 and 2013. Options with an expiration date in 2020 became 25% vested on February 10, 2011, and the balance of those options will generally vest in equal annual installments on February 10th of each year from 2012 through 2014.

(2)	The RSUs reflected in this column that were awarded in 2007 vested on March 23, 2011, except that the special RSUs awarded to Messrs. Metcalf, Griffin and Khan in 2007 will vest fully on March 23, 2012. The RSUs awarded in 2008 became 25% vested on each of February 13, 2009, February 13, 2010 and February 13, 2011, and the balance of those RSUs will generally vest on February 13, 2012. The RSUs awarded in 2009 became 25% vested on each of February 11, 2010 and February 11, 2011, and the balance of those RSUs will generally vest in equal annual installments on February 11th of 2012 and 2013. The RSUs awarded in 2010 became 25% vested on February 10, 2011, and the balance of those RSUs will generally vest in equal annual installments on February 10th of each year from 2012 through 2014, except that the 2010 special RSUs awarded to Messrs. Griffin and Khan reflected in this column will vest fully on September 1, 2014, and the 2010 special retention RSUs awarded to Mr. Fleming reflected in this column will vest fully on the earlier of May 1, 2013 and, with approval of the Board, Mr. Fleming’s retirement.

(3)	The amounts in this column represent the number of RSUs indicated in the Number of Shares or Units of Stock That Have Not Vested column multiplied by the closing price of our common stock on December 31, 2010.

(4)	The numbers of performance shares reflected in this column are the numbers of shares that would be earned (a) if the target level of performance is achieved for performance shares granted in 2010, as performance with respect to those shares is tracking between the threshold and target levels, and (b) if the maximum level of performance is achieved for performance shares granted in 2009, as performance with respect to those shares is tracking between the target and maximum levels. The target level of performance would be achieved for the performance shares granted in 2010 if our total stockholder return for the three-year performance period that ends December 31, 2012 is at the 50th percentile of the total stockholder return of the companies in the Dow Jones U.S. Construction and Materials Index, or Index, with adjustments to the Index to reflect changes in the companies included in the Index for the performance period. The maximum level of performance would be achieved for the performance shares granted in 2009 if our total stockholder return for the three-year performance period that ends December 31, 2011 is at or above the 90th percentile of the total stockholder return of the companies in the Index. To the extent earned, the performance shares will vest on December 31, 2012 or December 31, 2011, as appropriate. The special RSUs awarded to Mr. Fleming reflected in this column will vest fully only upon the satisfaction of goals related to the development of his successor.

(5)	The amounts in this column represent the number of performance shares or RSUs indicated in the Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested column multiplied by the closing price of our common stock on December 31, 2010.

2010 OPTION EXERCISES AND STOCK VESTED TABLE

The 2010 Option Exercises and Stock Vested Table below reflects stock options exercised by our named executive officers during 2010 and RSU awards held by our named executive officers that vested during 2010.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)	Vesting ($)(2)
William C. Foote	—	—	91,053	$1,151,437
James S. Metcalf	—	—	30,315	384,843
Richard H. Fleming	—	—	20,157	255,373
Christopher R. Griffin	8,035	$124,432	6,676	84,306
Fareed A. Khan	8,928	57,021	8,518	107,765

(1)	The amounts in this column represent the difference between the aggregate market value of the shares of our common stock subject to the options on the exercise date and the aggregate exercise price of the options.

(2)	The amounts in this column represent the aggregate market value of the shares of our common stock acquired on the dates the restricted stock units vested.

2010 PENSION BENEFITS TABLE

The 2010 Pension Benefits Table below reflects the actuarial present value of the accumulated benefit of each of the named executive officers under our Retirement Plan and Supplemental Retirement Plan, or Plans, calculated using (i) the same discount rates we use for calculations for financial reporting purposes (as of the December 31 measurement date) and (ii) the Plans’ normal retirement age or, if earlier, the individual’s unreduced benefit age under the Plans.

The discount rates by Plan at each measurement date are as follows:

•	December 31, 2010 measurement date: 5.50% for the Retirement Plan and 5.00% for the Supplemental Retirement Plan; and

•	December 31, 2009 measurement date: 5.95% for the Retirement Plan and 5.55% for the Supplemental Retirement Plan.

Participants can elect early retirement, with their benefit reduced 5% for each year earlier than age 65 at retirement, or 3% per year from age 62 if the participant has a combined age and benefit service of 90 but has not reached age 62. Participants who have a combined number of years of age and service equaling 90 can retire at age 62 without a reduction in benefit. Based on projected years of credited service, the unreduced benefit age is 62 for each of the named executive officers, except for Mr. Griffin for whom the unreduced benefit age is 62 years and 10 months.

The present values shown in the table reflect postretirement mortality based on the RP-2000 mortality table projected to 2018, but do not include a factor for pre-retirement termination, mortality or disability. The Internal Revenue Service requires use of the RP-2000 projected mortality table to determine life expectancies used in the calculation of the lump sum pension benefits payable under the Plans.

Benefits are assumed to be made payable in a lump sum at the assumed retirement age. The Internal Revenue Service mandates the use of specified lump sum yield curve interest rates based on the return of investment grade corporate bonds over varying durations and the 30-year Treasury rate in calculating lump sum payments. The mandated lump sum yield curve interest rates are 1.76% for less than five years, 5.02% for five to 20 years and 6.63% for more than 20 years. The mandated 30-year Treasury rate is 4.33%.

The formula under our Plans provides an annual pension benefit equal to the greater of 1% of “final average earnings,” multiplied by the number of years of benefit service, or 1.6% of final average earnings multiplied by years of benefit service less 50% of the social security benefit at age 65. “Final average earnings” are average pensionable compensation (generally salary and annual incentive) for the 36 consecutive months of the last 180 months of service for which pensionable compensation is the highest.

All participants in the Plans contribute 2% of their pensionable compensation to the Plans to fund a portion of their benefit.

In 2000, we authorized establishment by certain individuals, including Messrs. Foote and Fleming, of grantor trusts owned by those individuals to hold accrued benefits under the Supplemental Retirement Plan as a means of assuring the security of those benefits. We have not provided funding to the grantor trusts since 2006.

		Number of Years of	Present Value of	Payments During
		Credited Service	Accumulated	Last Fiscal
Name	Plan Name	(#)(1)	Benefit ($)	Year ($)
William C. Foote	USG Corporation
	Retirement Plan	27.0	$1,016,704	—
	USG Corporation
	Supplemental
	Retirement Plan	27.0	13,275,698	—
	Total		$14,292,402	—
James S. Metcalf	USG Corporation
	Retirement Plan	30.1	$768,655	—
	USG Corporation
	Supplemental
	Retirement Plan	30.1	3,061,793	—
	Total		$3,830,448	—
Richard H. Fleming	USG Corporation
	Retirement Plan	37.1	$1,632,305	—
	USG Corporation
	Supplemental
	Retirement Plan	37.1	8,101,380	—
	Total		$9,733,685	—
Christopher R. Griffin	USG Corporation
	Retirement Plan	11.0	$180,204	—
	USG Corporation
	Supplemental
	Retirement Plan	11.0	139,328	—
	Total		$319,532	—
Fareed A. Khan	USG Corporation
	Retirement Plan	11.5	$180,991	—
	USG Corporation
	Supplemental
	Retirement Plan	11.5	234,731	—
	Total		$415,722	—

(1)	Represents the number of years of service credited to the named executive officer under the Plans, computed as of December 31, 2010, the pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for 2010.

2010 NONQUALIFIED DEFERRED COMPENSATION TABLE

The USG Corporation Deferred Compensation Plan is a nonqualified plan that allows eligible employees to defer a portion of their base salary and annual incentive compensation and is intended to be a “top-hat” plan described in Section 201(2) of ERISA. A “top- hat” plan, as described in Sections 201, 301, and 401 of ERISA, is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The plan is exempt from the participation, vesting, funding and fiduciary requirements of ERISA and is subject to simplified reporting and disclosure requirements of ERISA. Amounts deferred under the plan are subject to the requirements of Section 409A of the Internal Revenue Code and the plan will be administered consistent with Section 409A. In general, Section 409A imposes requirements as to the timing of elections relating to deferral and payment of compensation deferred by participants under plans such as our deferred compensation plan.

Under the deferred compensation plan, eligible employees may defer up to 50% of their base salary and 75% of their incentive award under our annual incentive program, generally until termination of their employment. The employee is able to allocate deferred amounts into investment options which replicate the funds offered to participants in our Investment Plan. The employee may change that allocation on a daily basis, subject to individual fund manager restrictions.

We do not match amounts deferred under this plan, and those amounts are not considered pensionable earnings for the computation of benefits under our Retirement Plan. Deferrals are considered pensionable earnings for the computation of benefits under our Supplemental Retirement Plan. The deferred amounts, plus or minus any accumulated earnings or losses on those amounts, are payable to the participants following the termination of the deferral period.

Mr. Fleming was the only named executive officer to participate in the nonqualified deferred compensation plan during 2010. The following table sets forth information regarding his participation for 2010.

	Executive	Registrant			Aggregate
	Contributions in	Contributions in	Aggregate Earnings	Aggregate	Balance at Last
	Last Fiscal	Last Fiscal	in Last Fiscal Year	Withdrawals/	Fiscal Year
Name	Year ($)	Year ($)	($)	Distributions ($)	End ($)
Richard H. Fleming	$116,552(1)	—	$50,570(2)	—	$475,942(3)

(1)	This amount is reported as salary in the Summary Compensation Table.

(2)	This amount is not reported in the Summary Compensation Table.

(3)	Of this amount, $286,735 was reported as salary to Mr. Fleming in the Summary Compensation Table for prior years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below reflect the amount of compensation which is vested and also which would be paid to each of our named executive officers in the event of various termination events. The first column details benefits and other payments which are already vested and therefore payable in the event the named executive officer leaves for any reason, including voluntary resignation or discharge for cause. The subsequent columns show the total amount the executive would receive in each instance, including the vested benefits shown in the first column. The amounts included in the tables are estimates of the present value of the amounts that would be payable to the executive officer upon various types of termination of employment. The actual amounts to be paid upon a termination can not be determined until the event occurs.

Vested Benefits

Vested benefits that would be due the named executive officers upon any termination of employment as of the end of 2010 include:

•	the 2010 annual Management Incentive Program award;

•	vested stock options;

•	balances under the USG Corporation Investment Plan;

•	pension benefits under the USG Corporation Retirement Plan and USG Corporation Supplemental Retirement Plan;

•	retiree medical benefits; and

•	death benefits under our Executive Death Benefit Plan.

Each of these benefits is included in the tables below.

Severance Protections

We provide employment agreements and change-in-control severance agreements to our named executive officers. In the event of a termination of employment by us without “cause,” the employment agreements generally provide for a lump sum severance payment equal to the sum of (1) two times base salary plus current year target annual incentive, (2) the cost of continued participation in benefit plans for 18 months and (3) the present value of the additional retirement benefits the executive officer would have been entitled to receive if he or she had an additional two years of age and two years of credited service under our Retirement Plan and Supplemental Retirement Plan, as well as outplacement services for a period of at least six months. The benefits under the employment agreements are subject to the named executive officers signing a release waiving potential claims against us. The agreements include a requirement that after termination of employment, the executive officers will not compete with us for two years nor solicit our employees for three years. For purposes of the employment agreements, “cause” generally includes the executive’s (i) commission of a felony or fraud, (ii) engaging in conduct that brings us into substantial public disgrace, (iii) commission of gross negligence or gross misconduct with respect to USG, (iv) failure to follow the directives of the Board or Chief Executive Officer, (v) breach of any employment policy or (vi) breach of the employment agreement.

In the event of a termination of employment by us without “cause” or by the named executive officer for “Good Reason” during the two years following a change in control, the change in control agreements provide for a lump sum severance payment equal to the sum of (1) three times (two times for Messrs. Griffin and Khan) the sum of the executive officer’s base salary plus the greater of the executive officer’s target annual incentive for the year in which the termination of employment occurs or the year in which the change in control occurs, (2) an amount equal to the greater of the executive officer’s pro rata target annual incentive award for the year in which the termination of employment occurs or the year in which the change in control occurs, (3) the value of the executive officer’s continued participation in our welfare benefit plans for 18 months (six months for Messrs. Griffin and Khan) and (4) the present value of the additional retirement benefits the executive officer would have been entitled to receive if he or she had an additional three years (two years for Messrs. Griffin and Khan) of age and three years (two years for Messrs. Griffin and Khan) of credited service under our Retirement Plan and Supplemental Retirement Plan, as well as outplacement services for a period of at least six months. In the event that any payments become subject to the excise tax imposed under Internal Revenue Code Section 4999, the executive’s benefits will be cut back to the maximum amount payable without triggering such excise tax. However, in the event that such cut back equals 10% or more of the benefits provided the executive, we will provide a gross-up payment to the executive to cover all excise taxes and income and employment taxes triggered by such gross-up payment to put the executive in the same position as if no tax was imposed under Internal Revenue Code Section 4999. The benefits under the change in control agreements are subject to the named executive officer signing a release waiving potential claims against us. The agreements include a requirement that after termination of employment, the executive officers will not compete with us for one year nor solicit our employees for three years (two years for Messrs. Griffin and Khan). For purposes of the change in control agreements, key terms are generally defined as follows:

•	“Change in Control” generally includes (i) the acquisition of 20% of the voting power of our common stock, (ii) a change in a majority of the members of our Board of Directors, (iii) the consummation of a reorganization, merger or consolidation, or sale of all or substantially all of our assets or (iv) stockholder approval of a complete liquidation of USG;

•	“Cause” generally includes the executive’s (i) conviction of a crime in connection with the executive’s duties with USG, (ii) intentionally damaging our property or (iii) intentionally disclosing our confidential information; and

•	“Good Reason” generally includes (i) a material diminution in the executive’s duties and responsibilities, (ii) a reduction in the executive’s base salary, target incentive opportunities or benefits or (iii) a required relocation.

Other Benefit Protections

In addition to the vested benefits and severance protections discussed above, the named executive officers have other benefit protections that would be invoked upon certain termination events. As is the case for stock options, restricted stock units and performance shares granted to all employees, these awards vest upon a change in control or upon a termination of employment due to death or disability. Finally, the named executive officers participate in our Executive Death Benefit Plan which provides for death benefits, net of taxes, equal to three times the executive officer’s base salary in the event of termination due to death. Following retirement, the named executive officers are entitled to ongoing death benefits equal to one times base salary.

William C. Foote
						Change in
						Control and
						Involuntary
				Involuntary		Termination
				Termination	Change in	without Cause
	Vested			without	Control	or Good
Benefit Type	Benefits	Death	Disability	Cause	Only	Reason

Cash Severance	—	—	—	$5,175,000	—	$7,762,500
Annual Bonus Payable for Fiscal 2010	$951,625	$951,625	$951,625	951,625	$951,625	951,625
Stock Options	3,107,034	3,107,034	3,107,034	—	3,107,034	3,107,034
Restricted Stock Units	5,300,642	5,300,642	5,300,642	—	5,300,642	5,300,642
Performance Shares	—	—	—	—	2,505,129	2,505,129
Corporate Investment Plan	425,422	425,422	425,422	425,422	425,422	425,422
Pension Benefit	13,190,667	9,346,631	13,190,667	19,066,436	13,190,667	19,872,944
Retiree Medical Benefits	87,225	87,225	87,225	87,225	87,225	98,817
Welfare Benefit Continuation	—	—	—	63,035	—	112,395
Death Benefits	394,909	3,450,000	394,909	394,909	394,909	394,909
Excise Tax Gross-Up/Forfeiture	—	—	—	—	—	(228,619)

Total	$23,457,524	$22,668,579	$23,457,524	$26,163,652	$25,962,653	$40,302,798

James S. Metcalf
						Change in
						Control and
						Involuntary
				Involuntary		Termination
				Termination	Change in	without Cause
	Vested			without	Control	or Good
Benefit Type	Benefits	Death	Disability	Cause	Only	Reason

Cash Severance	—	—	—	$2,451,000	—	$3,676,500
Annual Bonus Payable for Fiscal 2010	$369,198	$369,198	$369,198	369,198	$369,198	369,198
Stock Options	1,148,253	1,148,253	1,148,253	—	1,148,253	1,148,253
Restricted Stock Units	2,451,205	2,451,205	2,451,205	—	2,451,205	2,451,205
Performance Shares	—	—	—	—	931,877	931,877
Corporate Investment Plan	473,532	473,532	473,532	473,532	473,532	473,532
Pension Benefit	5,011,008	4,075,904	5,011,008	5,344,154	5,011,008	5,510,727
Retiree Medical Benefits	147,605	147,605	147,605	147,605	147,605	159,197
Welfare Benefit Continuation	—	—	—	51,288	—	92,275
Death Benefits	210,788	1,935,000	210,788	210,788	210,788	210,788
Excise Tax Gross-Up/Forfeiture	—	—	—	—	—	(241,831)

Total	$9,811,589	$10,600,697	$9,811,589	$9,047,565	$10,743,466	$14,781,721

Richard H. Fleming
						Change in
						Control and
						Involuntary
				Involuntary		Termination
				Termination	Change in	without Cause
	Vested			without	Control	or Good
Benefit Type	Benefits	Death	Disability	Cause	Only	Reason

Cash Severance	—	—	—	$1,802,000	—	$2,703,000
Annual Bonus Payable for Fiscal 2010	$245,602	$245,602	$245,602	245,602	$245,602	245,602
Stock Options	689,583	689,583	689,583	—	689,583	689,583
Restricted Stock Units	1,168,810	1,589,560	1,589,560	—	1,589,560	1,589,560
Performance Shares	—	—	—	—	992,263	992,263
Corporate Investment Plan	435,257	435,257	435,257	435,257	435,257	435,257
Pension Benefit	10,017,026	5,247,793	10,017,026	10,557,276	10,017,026	10,827,400
Retiree Medical Benefits	65,400	65,400	65,400	65,400	65,400	76,992
Welfare Benefit Continuation	—	—	—	77,749	—	148,643
Death Benefits	210,677	1,590,000	210,677	210,677	210,677	210,677
Excise Tax Gross-Up/Forfeiture	—	—	—	—	—	—

Total	$12,832,355	$9,863,195	$13,253,105	$13,393,961	$14,245,368	$17,918,977

Christopher R. Griffin
						Change in
						Control and
						Involuntary
				Involuntary		Termination
				Termination	Change in	without Cause
	Vested			without	Control	or Good
Benefit Type	Benefits	Death	Disability	Cause	Only	Reason

Cash Severance	—	—	—	$753,333	—	$1,130,000
Annual Bonus Payable for Fiscal 2010	$161,310	$161,310	$161,310	161,310	$161,310	161,310
Stock Options	—	381,710	381,710	—	381,710	381,710
Restricted Stock Units	—	1,516,450	1,516,450	—	1,516,450	1,516,450
Performance Shares	—	—	—	—	292,404	292,404
Corporate Investment Plan	163,764	163,764	163,764	163,764	163,764	163,764
Pension Benefit	573,988	518,291	573,988	678,347	573,988	730,527
Retiree Medical Benefits	—	—	—	—	—	—
Welfare Benefit Continuation	—	—	—	33,636	—	56,972
Death Benefits	—	1,125,000	—	—	—	—
Excise Tax Gross-Up/Forfeiture	—	—	—	—	—	826,941

Total	$899,062	$3,866,525	$2,797,222	$1,790,390	$3,089,626	$5,260,078

Fareed A. Khan
						Change in
						Control and
						Involuntary
				Involuntary		Termination
				Termination	Change in	without Cause
	Vested			without	Control	or Good
Benefit Type	Benefits	Death	Disability	Cause	Only	Reason

Cash Severance	—	—	—	$775,998	—	$1,163,998
Annual Bonus Payable for Fiscal 2010	$103,031	$103,031	$103,031	103,031	$103,031	103,031
Stock Options	—	408,410	408,410	—	408,410	408,410
Restricted Stock Units	—	1,554,351	1,554,351	—	1,554,351	1,554,351
Performance Shares	—	—	—	—	330,794	330,794
Corporate Investment Plan	183,631	183,631	183,631	183,631	183,631	183,631
Pension Benefit	727,989	732,023	727,989	854,596	727,989	917,899
Retiree Medical Benefits	—	—	—	—	—	—
Welfare Benefit Continuation	—	—	—	33,838	—	57,376
Death Benefits	—	1,155,000	—	—	—	—
Excise Tax Gross-Up/Forfeiture	—	—	—	—	—	884,175

Total	$1,014,651	$4,136,446	$2,977,412	$1,951,094	$3,308,206	$5,603,665

2010 DIRECTOR COMPENSATION TABLE

Director Compensation

The Governance Committee is charged with annually reviewing and making recommendations to the Board of Directors regarding director compensation. In making its recommendations, the Governance Committee considers the significant time committed by our directors to the performance of their duties as directors, the high-level leadership experience and special competencies our directors contribute to USG and the director compensation practices of a peer group of companies. Mr. Foote, our Chairman, and Mr. Metcalf, our President and Chief Executive Officer, do not receive compensation from us for their service as directors. Their compensation is shown in the Summary Compensation Table on page 35 of this proxy statement.

In the past, our compensation consultants assisted the Governance Committee in its reviews of director compensation, including conducting a total outside director compensation analysis in 2006 utilizing data for a comparator group of companies included in the Hewitt Total Compensation Measurement database. The 2006 analysis was used in connection with revisions to the director compensation program in 2007. Except as described under “Annual Grant” below, there have been no changes to our director compensation program since 2007.

Cash Compensation

We pay our non-employee directors a quarterly cash retainer of $20,000. We pay our committee chairs an additional quarterly cash retainer of $2,500 for each committee chaired. We also reimburse non-employee directors for out-of-pocket expenses they incur in connection with attending meetings and other activities.

Annual Grant

On December 31 of each year through 2010 our non-employee directors were entitled to receive an annual grant of $80,000 (pro-rated for directors in office less than a year) payable, at their option, in cash or an equivalent amount in shares of our common stock. Commencing with 2011, this annual grant will only be payable in shares of our common stock.

Deferral of Compensation

Directors have the option to defer all or a part of their compensation in the form of deferred stock units that will increase or decrease in value in direct proportion to the market value of our common stock and will be paid in cash or shares of common stock, at the director’s option, following termination of Board service, except that deferred stock units earned prior to January 1, 2008 will only be paid in cash.

Stock Ownership Guidelines

As a guideline, by the later of July 1, 2012 or five years after becoming a director, our non-employee directors are expected to own a number of shares of our common stock and deferred stock units having a value equal to three times the sum of the annual cash retainer (currently $80,000) and the annual grant (currently $80,000) or an aggregate of 15,000 shares and deferred stock units, whichever is less.

The 2010 Director Compensation Table below reflects the compensation we paid to our non-employee directors for 2010.

					Change in
					Pension
					Value and
				Non-Equity	Nonqualified
	Fees Earned			Incentive	Deferred
	or Paid	Stock	Option	Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation
Name	($)(1)	($)	($)	($)	($)(1)	($)(2)	Total ($)

Jose Armario	$160,000	—	—	—	—	—	$160,000

Robert L. Barnett	170,000	—	—	—	—	—	170,000

Lawrence M. Crutcher	170,000	—	—	—	—	$2,500	172,500

W. Douglas Ford	162,500	—	—	—	—	—	162,500

William H. Hernandez	160,000	—	—	—	—	50	160,050

Richard P. Lavin	160,000	—	—	—	—	—	160,000

Steven F. Leer	170,000	—	—	—	—	1,188	171,188

Marvin E. Lesser	160,000	—	—	—	—	1,750	161,750

Judith A. Sprieser(3)	167,500	—	—	—	—	—	167,500

(1)	Messrs. Armario and Leer deferred all of their compensation into the following numbers of deferred stock units pursuant to the terms of our Non-Employee Director Compensation Program: Mr. Armario, 10,235.2614 units; and Mr. Leer, 10,922.9532 units. Mr. Ford deferred his annual grant into 4,733.7278 deferred stock units under that Program. Directors hold the number of deferred stock units shown in the Security Ownership of Directors and Executive Officers table on page 15 of this proxy statement. These deferred stock units are classified as liability awards for accounting purposes. The balances of liability awards are adjusted over the course of the year to reflect changes in the market value of our stock. The net impact of this accounting treatment in 2010 was to increase award balances by the following amounts: Mr. Armario, $89,215; Mr. Ford, $47,564; Mr. Leer, $106,030; and Mr. Lesser, $20,166.

(2)	Reflects matching contributions under the USG Foundation matching gift program. This program is generally available to our U.S. employees and to our directors. The Foundation matches up to 50% of donations made to eligible charitable organizations up to a maximum of $5,000 per year for each individual.

(3)	Ms. Sprieser resigned as a director effective January 1, 2011.

AUDIT COMMITTEE REPORT

The Audit Committee, which is comprised entirely of independent directors, has

•	reviewed and discussed USG’s audited financial statements with management,

•	discussed with Deloitte & Touche LLP, USG’s independent registered public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T,

•	received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and discussed with Deloitte & Touche LLP its independence, and

•	based on the review and discussions referred to above, recommended to the Board that USG’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2010.

This report is submitted by the members of the Audit Committee.

Robert L. Barnett, Chair	William H. Hernandez	Richard P. Lavin
Jose Armario	Brian A. Kenney	Marvin E. Lesser

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Fees Paid

The following is a summary of the fees billed to us by Deloitte & Touche LLP, the member firms of Deloitte Touche Tomatsu and their respective affiliates, or collectively “Deloitte,” for professional services rendered for the years ended December 31, 2010 and 2009:

Fee Category	2010	2009
	(thousands)

Audit Fees	$1,778	$1,793
Audit-Related Fees	242	22
Tax Fees	55	119
All Other Fees	4	4

Total Fees	$2,079	$1,938

Audit Fees:  Consists of fees billed for professional services rendered for the integrated audit of our consolidated financial statements and internal controls over financial reporting, review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements, including debt offerings.

Audit-Related Fees:  Consists of fees billed for assurance and related services, including acquisition due diligence, that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees:  Consists of fees billed for professional services related to tax compliance and other tax services. Fees for assistance with international tax compliance amounted to $25,000 in 2010 and $52,000 in 2009. Fees for other tax services, which primarily included international tax planning, amounted to $30,000 in 2010 and $67,000 in 2009.

All Other Fees:  Consists of subscription fees for Deloitte’s Accounting Research Tool.

Pre-Approval of Services

The Audit Committee’s policy for approval of audit and non-audit services to be performed by our independent registered public accountants is attached as Annex A to this proxy statement.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS

In accordance with its charter, the Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accountants for 2011. The Audit Committee requests that stockholders ratify this appointment. Deloitte & Touche LLP has been examining our financial statements since 2002.

One or more representatives of Deloitte & Touche LLP will be present at the annual meeting to respond to appropriate questions from stockholders, and they will have the opportunity to make a statement if they desire to do so.

The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for 2011.

PROPOSAL 3 — ADVISORY VOTE REGARDING THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are asking stockholders to approve an advisory resolution on the compensation of our named executive officers as reported in this proxy statement. Our executive compensation programs are designed to support our long-term success. As described under “Compensation Discussion and Analysis” beginning on page 19 of this proxy statement, our compensation philosophy is to provide a competitive total compensation package that aligns the interests of management with those of stockholders, motivates management to achieve our long-term strategic and annual operating objectives and enables us to attract and retain talented managers.

To assist stockholders in this advisory vote, we have summarized the fundamental aspects of our executive compensation programs below. In addition to the summary, we urge stockholders to read the Compensation Discussion and Analysis, which describes in more detail how our executive compensation policies and programs operate and are designed to achieve our compensation philosophy, as well as the Summary Compensation Table and related compensation tables, footnotes and other narrative on pages 35 through 48 of this proxy statement, which provide detailed information on the compensation of our named executive officers.

We believe that our compensation programs and policies are appropriate and effective in implementing our pay-for-performance compensation philosophy and objective and in achieving our goals, and that they are aligned with stockholder interests and worthy of continued stockholder support. Our compensation programs and policies have resulted in compensation that reflects our financial results and other performance, as described in the Compensation Discussion and Analysis, as well as the market performance of our common stock. We achieve our compensation objectives through

•	compensation programs structured so that approximately 70% of total compensation opportunity for our executive officers as a group is variable based on achievement of earnings, annual operating and financial targets and total stockholder return,

•	short-term incentives that are based on our corporate net earnings and the achievement of annual operating and financial objectives,

•	a long-term incentive program that ties compensation to stock price performance through a mix of stock options and restricted stock units, as well as performance shares, the receipt of which is dependent on our total stockholder return,

•	a total compensation opportunity for our named executive officers that is set with reference to the median of our comparator companies, and

•	stock ownership guidelines that align the interests of management with those of our stockholders over the long term.

We are asking stockholders to approve the following advisory resolution at the annual meeting:

RESOLVED, that the stockholders of USG Corporation (USG) approve, on an advisory basis, the compensation of USG’s named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for USG’s 2011 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation and Organization Committee will carefully review and consider the voting results when evaluating our executive compensation program.

The Board of Directors recommends a vote FOR
the advisory vote approving the compensation of our named executive officers.

PROPOSAL 4 — ADVISORY VOTE REGARDING FREQUENCY OF
FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We will provide a non-binding, advisory vote on the compensation of our named executive officers at least once every three years. In this proposal, we are asking stockholders to provide their view on whether future advisory votes on the compensation of our named executive officers should occur every year, every two years or every three years.

After careful consideration, the Board of Directors recommends that future advisory votes on the compensation of our named executive officers occur every three years (triennially). We believe that this frequency is appropriate for a number of reasons, including

•	our executive compensation program does not change significantly from year to year,

•	our executive compensation program is designed to support long-term value creation and, accordingly, a significant portion of the value of the compensation opportunity for our executive officers comes from their long-term equity awards. Those awards vest over several years and, because of the cyclicality of our business and the resultant volatility of our stock price, are subject to fluctuations in value that can significantly impact the awards realized value. A vote on the compensation of our named executive officers every three years rather than every year will allow stockholders to better judge our executive compensation program and the total value it delivers to our executive officers in relation to our long-term performance and the market performance of our common stock,

•	an advisory vote occurring every three years will permit stockholders to evaluate the impact of any changes to our executive compensation policies and programs since the last advisory vote on executive compensation, and

•	our executive compensation program does not contain significant risks that might be of concern to our stockholders.

For the foregoing reasons, we encourage stockholders to evaluate our executive compensation program over a multi-year period and to support holding a vote on the compensation of our named executive officers every three years. We believe that a triennial advisory vote on the compensation of our named executive officers reflects the appropriate time frame for our Compensation and Organization Committee and Board of Directors to evaluate the results of the most recent advisory vote on executive compensation, to discuss the implications of that vote with stockholders to the extent needed, to develop and implement any adjustments to our executive compensation program that may be appropriate in light of a past advisory vote on executive compensation and for stockholders to evaluate the Committee’s actions in context. In this regard, because the advisory vote on executive compensation occurs after we have already implemented our executive compensation program for the current year, and because the different elements of executive compensation are designed to operate in an integrated manner and to complement one another, we expect that in certain cases it may not be appropriate or feasible to fully address and respond to any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.

Stockholders will be able to specify their preference for holding the advisory vote on the compensation of our named executive officers every year, every two years or every three years, or they may abstain from voting on this proposal. Stockholders are not voting to approve or disapprove the Board’s recommendation. Although this advisory vote on the frequency of future advisory votes on the compensation of our named executive officers is non-binding, the Board and the Compensation and Organization Committee will review the results of the vote and take them into consideration in making a determination concerning the frequency of future advisory votes on the compensation of our named executive officers.

The Board of Directors recommends a vote to conduct future advisory votes on the compensation of our named executive officers every THREE YEARS.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers, directors and greater than 10% owners file reports of beneficial ownership and changes in beneficial ownership of our common stock with the Securities and Exchange Commission. Based on a review of ownership reports filed with the Securities and Exchange Commission during 2010, we believe that all filing requirements under Section 16(a) were met by our directors and executive officers during that year, except that one sale of 12,688 shares of our common stock owned by Brian J. Cook, one of our executive officers, effected by his investment adviser without his knowledge was not reported on Form 4. That transaction has now been reported on Form 5.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

On June 25, 2001, USG and 10 of its subsidiaries filed for reorganization under Chapter 11 of the United States Bankruptcy Code. USG and those subsidiaries emerged from Chapter 11 on June 20, 2006. As a result, within the last five years, all of our executive officers other than William J. Kelley Jr. who joined us as Vice President and Controller in 2010 have been associated with a corporation that filed a petition under the federal bankruptcy laws that remained contested and had not been finally approved.

ADDITIONAL INFORMATION

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone or other means with no additional compensation paid for those services.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission, will be sent without charge to any stockholder upon written request addressed to USG Corporation, c/o Corporate Secretary, 550 West Adams Street, Chicago, Illinois 60661-3676. The Annual Report on Form 10-K may also be accessed at the Securities and Exchange Commission website www.sec.gov or our website www.usg.com.

The Board does not know of any matter to be presented for action at the annual meeting other than the matters identified in this proxy statement. If any other matter is properly presented for action, the individuals named in the proxy solicited by the Board intend to vote on such matter in accordance with their best judgment on behalf of the stockholders they represent.

DEADLINE FOR STOCKHOLDER PROPOSALS

Stockholder proposals intended for inclusion in the proxy statement for our next regularly scheduled annual meeting in May 2012 must be received by us no later than December 2, 2011. Any stockholder proposal must comply with Rule 14a-8 of Regulation 14A of the Securities and Exchange Commission. Under our By-laws, stockholder proposals not intended for inclusion in the proxy statement, but intended to be raised at our regularly scheduled annual meeting of stockholders in May 2012, including nominations for election of director(s) other than the Board’s nominees, must be received no earlier than January 1, 2012 nor later than January 31, 2012 and must comply with the procedures outlined in our By-laws. The By-laws are accessible on our website www.usg.com. A copy of the By-laws also is available upon written request to USG Corporation, c/o Corporate Secretary, 550 West Adams Street, Chicago, Illinois 60661-3676.

By order of the Board of Directors,

Ellis A. Regenbogen
Vice President, Associate General Counsel
and Corporate Secretary

March 31, 2011

Annex A

USG Corporation

Audit Committee Pre-Approval Policy

The Audit Committee has adopted the following guidelines regarding the engagement of an independent registered public accounting firm to perform audit and non-audit services for USG Corporation (the “Corporation”).

STATEMENT OF PRINCIPLES

In accordance with Sections 201(a) and 202 of the Sarbanes-Oxley Act of 2002, the Audit Committee pre-approves all audit and non-audit services performed by the independent auditors. The Audit Committee will periodically review and authorize policies and procedures, including pre-approval policies and procedures, for the Corporation to follow in engaging the independent auditors to provide services to the Corporation.

When the Corporation seeks to engage the independent auditors to provide services not pre-approved in the annual authorization, specific pre-approval of such services must be made by the Audit Committee or its Chair. Any pre-approval by the Chair must be presented to the Audit Committee at its next regularly scheduled meeting. The independent auditors are not authorized to provide any services that are prohibited by United States Securities and Exchange Commission (the “SEC”) regulation, or any other applicable law or regulation. Additionally, the independent auditors are not allowed to provide any service to the Corporation under a contingent fee arrangement.

AUDIT SERVICES

At its March meeting, the Audit Committee will review and approve the independent auditors’ plan for the year outlining the scope of audit services (including statutory audit engagements as required under local country laws) to be performed for the year, the proposed fees and the related engagement letter. During the remainder of the year, the Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, the Corporation’s structure or other matters.

Audit services include the annual audits of the Corporation’s internal controls and consolidated financial statements and quarterly reviews of the Corporation’s consolidated financial statements, all in accordance with generally accepted auditing standards. Audit services also include statutory audits of the Corporation’s subsidiaries as required by local country laws.

Audit services also may include services related to the issuance of comfort letters, consents, the review of registration statements filed with the SEC, and the review of, or consultation related to, non-ordinary transactions that may arise during the year. These other audit services may be approved from-time-to-time by the Audit Committee in the same manner as the pre-approval of non-audit services described below.

NON-AUDIT SERVICES

In cases where management believes that the Corporation’s independent auditors should be used for non-audit services, management will submit to the Audit Committee for approval annually at its November meeting, a detailed list of particular non-audit services that it recommends the Audit Committee engage the independent auditors to provide during the following calendar year, as well as detailed backup documentation to the extent necessary to inform the Audit Committee of each of the specific services proposed to be provided. Management and the independent auditors will each confirm to the Audit Committee that each non-audit service on the list is permissible under applicable legal requirements, including the SEC’s rules regarding auditor independence. In addition to the list of planned non-audit services, a related budget for expenditures for each non-audit service for the following calendar year will be provided. The budget for non-audit services will reflect the Corporation’s policy that fees for non-audit work related to tax planning and other services generally should not exceed the fees for audit, audit-related and tax compliance services.

The Audit Committee will evaluate the non-audit services recommended by management and assess whether the provision of such services is consistent with appropriate principles of auditor independence and such other factors that the Audit Committee considers relevant, including the principles that (1) the auditor cannot function in the role of management, (2) the auditor cannot audit his or her own work and (3) the auditor cannot serve in an advocacy role for the Corporation. Based on such evaluation, the Audit Committee will determine whether to approve each non-audit service and the budget for each approved service.

Management is responsible for monitoring the non-audit services provided and the level of related fees against the pre-approval authorization, and will report each actual service provided and a comparison of actual versus pre-approved fees for such service to the Audit Committee on a periodic basis and no less frequently than annually. The independent auditor also will monitor its actual services and fees against the pre-approval authorization and advise management if it is reasonably likely that the level of pre-approved fees for any particular service may need to be exceeded or if it believes that a requested service is not consistent with the pre-approval authorization of the Audit Committee. Any reasonably likely budget overrun, as well as any unresolved question regarding whether a requested service has been pre-approved, shall be reported to the Audit Committee, or its Chair, as promptly as is appropriate under the circumstances, and in any event, no later than the next regularly scheduled Audit Committee meeting.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chair the authority to amend or modify the list of approved non-audit services and related fees. The Chair will report to the Audit Committee at its next meeting any approval so given.

Non-audit services include the following:

Audit-Related Services — These include assurance and related services that are reasonably related to the performance of the audit or review of the Corporation’s financial statements and that are traditionally performed by the independent auditors. Audit-related services may include, among other things, assistance related to the internal control reporting requirements prescribed under Section 404 of the Sarbanes-Oxley Act of 2002, due diligence related to acquisitions, joint ventures and dispositions, attest services that are not required by statute and consultations concerning financial accounting and reporting matters not related to the current-year audit.

Tax Services — Tax services may include, but are not limited to, services such as international tax compliance services, property tax services, expatriate tax services, domestic and international tax planning and tax advice related to acquisitions, joint ventures and dispositions. The Audit Committee will normally not permit the retention of the independent auditors in connection with a transaction initially recommended by the independent auditors, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

Other Services — The Audit Committee also may grant pre-approval to other permissible non-audit services in situations that it considers appropriate.

PROHIBITED NON-AUDIT SERVICES

Non-audit service categories that are prohibited, including those listed under Section 201 of the Sarbanes-Oxley Act of 2002 and Rule 2-01(c)(4) of Regulation S-X and further defined in the regulations, are identified below:

1. Bookkeeping or Other Services Related to the Corporation’s Accounting Records or Financial Statements

2. Financial Information Systems Design and Implementation

3. Appraisal or Valuation Services, Fairness Opinion or Contribution-in-Kind Reports

4. Actuarial Services

5. Internal Audit Outsourcing Services

6. Managerial Functions

7. Human Resources

8. Broker-Dealer, Investment Advisor or Investment Banking Services

9. Legal Services

10. Expert Services

11. Services related to marketing, planning or opining in favor of the tax treatment of a confidential or “aggressive” transaction, including listed transactions

12. Tax services to certain members of management who serve in financial reporting oversight roles at the audit client or to the immediate family members of such individuals

The foregoing list is subject to the SEC’s rules and relevant interpretive guidance concerning the precise definitions of these services and the potential applicability of exceptions to certain of the prohibitions.

USG CORPORATION 550 WEST ADAMS STREET CHICAGO, IL 60661	ANNUAL MEETING ADMISSION TICKET

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VOTE BY MAIL
Mark, sign and date your proxy form and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M32416-P08770	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY FORM IS VALID ONLY WHEN SIGNED AND DATED.

USG CORPORATION The Board of Directors recommends you vote FOR all the nominees listed.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of Directors	☐	☐	☐

Nominees:
01) Gretchen R. Haggerty 02) Richard P. Lavin 03) Marvin E. Lesser 04) James S. Metcalf

The Board of Directors recommends you vote FOR proposals 2 and 3.			For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for the year ending December 31, 2011.		☐	☐	☐
3.	To approve, by advisory vote, the compensation of our named executive officers.		☐	☐	☐
The Board of Directors recommends you vote 3 YEARS on proposal 4.		3 Years	2 Years	1 Year	Abstain

4.	To recommend, by advisory vote, the frequency of future votes to approve the compensation of our named executive officers.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes, please check this box and write them on the back where indicated.			☐
	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Meeting of Stockholders
of USG Corporation
May 11, 2011, 9:00 a.m., Central Time
550 West Adams Street
Chicago, Illinois 60661
You must present this ticket (top portion only) to a USG representative to be admitted to the USG Corporation Annual Meeting.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Annual Meeting of Stockholders and Proxy Statement, Annual Report on Form 10-K and Letter
to Shareholders are available at www.proxyvote.com.

M32417-P08770
PROXY - USG CORPORATION
This proxy is solicited on behalf of the Board of Directors
of USG Corporation for its Annual Meeting of Stockholders
on May 11, 2011
The undersigned hereby appoints William C. Foote and Ellis A. Regenbogen, and each or either of them, proxies, with power of substitution and with powers the undersigned would possess, if personally present, to vote all stock of the undersigned in USG CORPORATION at the annual meeting of stockholders of USG Corporation to be held at 550 West Adams Street, Chicago, Illinois on May 11, 2011, and at any adjournment or postponement thereof, on the matters shown on the reverse side and as set forth in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
This proxy, when properly executed, will be voted in the manner directed herein and in the discretion of the proxy holder on all other matters properly coming before the meeting. If no direction is given, this proxy will be voted FOR the election of the Board's nominees for director, FOR ratification of the appointment of Deloitte & Touche LLP as USG Corporation's independent registered public accountants for 2011, FOR approval of the compensation of our named executive officers and for holding future votes on the compensation of our named executive officers every THREE YEARS, except for any shares the undersigned holds in the USG Corporation Investment Plan, which will be voted according to the rules of that plan.
PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE, EXCEPT
IF YOU VOTE BY TELEPHONE OR INTERNET.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side